As filed with the United States Securities and Exchange Commission on December 30, 2004

Registration No. 333-119602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Financial Realty Trust

(Exact name of registrant as specified in its charter)

Maryland	02-0604479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1725 The Fairway, Jenkintown, PA 19046

(215) 887-2280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Matey Jr., Esquire

American Financial Realty Trust

1725 The Fairway, Jenkintown, PA 19046

(215) 887-2280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

James W. McKenzie, Jr., Esquire

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Approximate date of commencement of the proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this registration statement is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2004

American Financial Realty Trust

$450,000,000

4.375% Convertible Senior Notes Due 2024, and

the Common Shares Issuable Upon Conversion of the Notes

We originally issued $300,000,000 aggregate principal amount of the notes in a private placement on July 9, 2004. After the original issuance, we issued $150,000,000 aggregate principal amount of additional notes of the same series with the same original issuance date. Selling securityholders will use this prospectus to resell their notes and their common shares issuable upon the conversion of their notes at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the notes or the common shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from the offering.

The notes are our senior, unsecured obligations. The notes rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness, and to all of the existing and future indebtedness and other liabilities of our operating partnership and our subsidiaries.

The notes bear interest at the rate of 4.375% per annum from July 9, 2004, the original issuance date. We will pay interest on the notes on January 15 and July 15 of each year. The first interest payment will be made on January 15, 2005. The notes are issued only in denominations of $1,000 and integral multiples of $1,000.

From July 20, 2009, to, but excluding, July 15, 2024, we may redeem any of the notes at any time or from time to time in whole or in part. Upon any redemption of the notes, we will pay a redemption price in cash of 100% of their principal amount, plus accrued and unpaid interest and including liquidated damages, if any, up to but not including the date of repurchase.

Holders of the notes may require us to repurchase all or a portion of their notes on July 15, 2009, 2014 and 2019, or at any time prior to their maturity following a change in control, as defined in this prospectus, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, up to but not including the date of repurchase.

The notes mature on July 15, 2024 unless earlier redeemed, repurchased or converted. Holders of the notes may convert their notes at a conversion rate of 56.0538 shares per $1,000 principal amount of notes, subject to adjustment, in the following circumstances: (i) during any fiscal quarter commencing after July 10, 2004, if the closing sale price of our common shares for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the fiscal quarter preceding the fiscal quarter in which the conversion occurs is more than 120% of the conversion price on that 30th trading day; (ii) if the notes have been called for redemption and the redemption has not yet occurred; (iii) subject to certain exceptions, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of such period was less than 95% of the product of the closing sale price of our common shares and the number of shares issuable upon conversion of $1,000 principal amount of the notes; or (iv) upon the occurrence of certain corporate transactions. We will decrease the conversion price as described in this prospectus for holders converting notes in connection with a corporate transaction that is a change of control, other than a change of control relating to the composition of our board of trustees, and which occurs on or prior to July 15, 2009.

An investment in the securities offered under this prospectus involves a high degree of risk. See “ Risk Factors” beginning on page 6.

The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading on The PORTALSM Market. Our common shares trade on the New York Stock Exchange under the symbol “AFR.” On December 29, 2004, the closing sale price of our common shares on the New York Stock Exchange was $15.76. To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.9% of the lesser of the number or value of outstanding common shares, with certain exceptions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

You should rely only upon the information provided in this prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on our current expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statements speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our Current Reports on Form 8-K filed on January 7, 2004, March 3, 2004 (as amended on Form 8-K/A filed on April 15, 2004), June 25, 2004, July 9, 2004, July 23, 2004, September 28, 2004 (as amended on Form 8-K/A filed on November 3, 2004 relating to the Wachovia Bank transaction), October 1, 2004, October 7, 2004 (as amended on Form 8-K/A filed on November 3, 2004 relating to the Bank of America transaction), November 3, 2004 and December 21, 2004;

•	the combined statement of revenue and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002 and the combined statement of revenue and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003, included in our Registration Statement on Form S-11 (File No. 333-104000) Amendment No. 2 filed with the SEC on April 26, 2004; and

•	the description of our common shares of beneficial interest set forth in our Registration Statement on Form 8-A, as filed on May 2, 2003.

In addition to the documents set forth above, we also specifically incorporate by reference the information under the heading “Federal Income Tax Considerations” from our Registration Statement on Form S-3 (No. 333-118918) filed with the SEC on September 10, 2004.

You may request a copy of these filings, at no cost, by contacting Muriel Lange, Investor Relations, American Financial Realty Trust, 1725 The Fairway, Jenkintown, Pennsylvania 19046, by telephone at 215-887-2280, by facsimile at 215-887-9856, or by e-mail at mlange@afrt.com, or by visiting our website, www.afrt.com. The information contained on our website is not part of this prospectus and the reference to our website is intended to be an inactive textual reference only.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act, as amended, in connection with the offer and sale of the Securities described in this Prospectus on time to time in the future. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only. In addition, we maintain an Internet website that contains information about us at http:www.afrt.com. The information on our website is not a part of this prospectus, and the reference to our website is intended to be an inactive textual reference only.

This prospectus is part of our registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details concerning the Company and any securities offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

ii

SUMMARY

This prospectus summary highlights information incorporated by reference or contained elsewhere in this prospectus. This summary is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information about us and the notes, including the section entitled “Risk Factors” and our financial information, appearing elsewhere in this prospectus, as well as the information incorporated by reference in this prospectus.

American Financial Realty Trust

We are a self-administered, self-managed real estate investment trust, or REIT, and are the only public REIT focused primarily on acquiring and operating properties leased to regulated financial institutions. As banks continue to divest their corporate real estate, we believe that our contractual relationships, growing visibility within the banking industry and flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions generally using long-term triple net or bond net leases, resulting in stable risk-adjusted returns on our capital.

Our innovative approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financing institutions. We also believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A. and State Street Corporation demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions.

On May 23, 2002, we were formed as a Maryland REIT and we commenced operations on September 10, 2002. Our interest in our properties is held through our operating partnership, First States Group, L.P. Through its wholly owned subsidiary, First States Group, LLC, American Financial Realty Trust is the sole general partner of the operating partnership and holds a 96.75% interest in the operating partnership as of September 30, 2004.

As of September 30, 2004, our portfolio consisted of 446 bank branches and 276 office buildings, containing an aggregate of approximately 26.2 million rentable square feet.

Our executive offices are located at 1725 The Fairway, Jenkintown, Pennsylvania 19046 and our telephone number is (215) 887-2280. Our website is located at www.afrt.com. The information on our website is not a part of this prospectus.

The Offering

Issue	American Financial Realty Trust

Securities Offered	$450.0 million aggregate principal amount of 4.375% Convertible Senior Notes Due 2024.

Maturity	July 15, 2024.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness. The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that secured indebtedness. As of September 30, 2004, we had outstanding approximately $2,030.6 million of senior secured indebtedness, excluding unamortized debt premium, and no senior unsecured indebtedness other than the notes. The notes are not guaranteed by our operating partnership or our subsidiaries and so are effectively subordinated to our operating partnership and our subsidiaries’ existing and future liabilities. As of September 30, 2004, our operating partnership and our subsidiaries had approximately $53.0 million of trade payables and accrued liabilities (excluding guarantees of our indebtedness, intercompany indebtedness and dividends payable).

Interest

The notes bear interest at a rate of 4.375% per annum. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, each an interest payment date, beginning January 15, 2005.

Conversion Rights	Holders may surrender notes for conversion prior to the maturity date in the following circumstances:

•	during any fiscal quarter commencing after the date of original issuance of the notes, if the common share price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such five consecutive trading day period was less than 95% of the product of the common share price on such day multiplied by the Conversion Rate on such day; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Rights.”

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes at an initial “Conversion Price” per share of $17.84. This represents a “Conversion Rate” of approximately 56.0538 common shares per $1,000 principal amount of notes. Upon conversion, we will deliver cash or a combination of cash and common shares.

In certain circumstances the Conversion Price and Conversion Rate will each be subject to adjustment as described under “Description of the Notes-Conversion Rights-Conversion Price Adjustments.” As of January 1, 2005, the Conversion Price will be approximately $17.82 and the Conversion Rate will be approximately 56.1280 as a result of the declaration of a $0.26 per share quarterly dividend with a record date of December 31, 2004. Further adjustments shall be made from time to time upon the occurrence of certain events including, without limitation, payment of a quarterly dividend in excess of $0.25 per share.

If you elect to convert your notes in connection with a change in control that occurs on or prior to July 15, 2009, other than a change in control relating to the composition of our board of trustees, we will adjust the Conversion Price, which will increase the Conversion Rate used in connection with the conversion of your notes.

If we declare a cash dividend or cash distribution to holders of our common shares and the aggregate cash dividend per common share in any quarter exceeds $0.25 (the “dividend threshold amount”), the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

“Pre-Dividend Sale Price” means the average common share price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the difference between the full amount of the dividend or distribution to the extent payable in cash applicable to one common share and the dividend threshold amount.

The “common share price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common shares as reported in composite transactions on the principal United States securities exchange on which our common shares are traded or, if our common shares are not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.

A “trading day” means any regular or abbreviated trading day of the New York Stock Exchange.

Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued but unpaid interest or liquidated damages, if any.

See “Description of the Notes—Conversion Rights.”

Optional Redemption

We cannot redeem the notes before July 20, 2009. We may redeem some or all of the notes at any time on or after July 20, 2009, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. See “Description of the Notes—Optional Redemption of the Notes.”

Repurchase of Notes at the Option of the Holder

Holders may require us to repurchase all or a portion of their notes on July 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash. See “Description of the Notes—Repurchase of Notes at the Option of the Holder.”

Repurchase of Notes Upon a Change in Control

If a change in control, as that term is defined in “Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control,” occurs, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash.

Sinking Fund	None.

Registration Rights

We have agreed to file a shelf registration statement, of which this prospectus is a part, with the SEC covering the resale of the notes and our common shares issuable upon conversion of the notes. We are required to:

•	on or prior to the 90th day after the first date of original issuance of the notes (which was July 9, 2004), file a shelf registration statement with the SEC covering resales of the notes and our common shares issuable on conversion of the notes; and

•	use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the notes.

If we fail to comply with certain of our obligations under the registration rights agreements, we will be required to pay liquidated damages to the holders of the notes and to the holders of any of our common shares issued upon conversion of the notes.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common shares issuable upon conversion of the notes. See “Use of Proceeds.”

Book-Entry Form

The notes have been issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interests may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry System.”

Transfer Restrictions

In order to comply with the REIT rules under the Internal Revenue Code, our declaration of trust provides that no person may own, or be deemed to own, more than 9.9% in value of our outstanding shares of beneficial interest. Our declaration of trust also prohibits a person from acquiring or holding, directly or indirectly, common shares in excess of 9.9% of the aggregate of the outstanding common shares. See “Description of Shares—Restrictions on Ownership and Transfer.”

PORTALSM Trading of Notes	The notes are eligible for trading in The PORTALSM Market of the Nasdaq Stock Market, Inc.

Risk Factors	See “Risk Factors” and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Listing of Common Shares	Our common shares are listed on the New York Stock Exchange under the symbol “AFR.”

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes. In particular, we urge you to carefully consider the information under “Risk Factors,” beginning on page 6 of this prospectus, so that you understand the risks associated with an investment in our company and the notes.

RISK FACTORS

You should carefully consider the risks and uncertainties described below before purchasing our securities. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of the following actually occurs, our business, financial condition or operating results could be materially harmed, the trading price of our securities, to the extent such securities are listed on any exchange, inter-dealer quotation system or over-the-counter market, could decline and you may lose all or part of your investment. In addition to the risks and uncertainties described below, you should carefully consider all of the information in this prospectus and the documents we refer you to in the section in this prospectus called “Where You Can Find More Information.”

Risks Related to Our Business and Properties

We have recently experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense.

As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of properties without operating disruptions or unanticipated costs. Acquisition of additional properties may generate additional operating expenses that we would be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

We commenced operations in September 2002 and completed our initial public offering in June 2003. Our management has a very limited history of operating a REIT and little experience operating a public company, and may therefore have difficulty in successfully and profitably operating our business. This limited experience may impede the ability of our management to execute our business plan successfully.

We have recently been organized and have a brief operating history. We will be subject to the risks generally associated with the formation of any new business. In addition, we recently completed the initial public offering of our common shares. Our management has limited experience operating a REIT and in managing a publicly owned company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

If we are unable to acquire additional properties through our relationships with financial institutions or otherwise, our ability to execute our business plan and our operating results could be adversely affected.

One of our key business strategies is to capitalize on our relationships with financial institutions to acquire additional office buildings and bank branches. We have agreements with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A. to acquire surplus bank branches, however these agreements may be terminated without cause upon 90 days notice by AmSouth Bank, Bank of America and KeyBank and by Wachovia Bank immediately upon written notice. Moreover, these agreements only cover surplus bank branches and do not cover each bank’s core office buildings and branches. Therefore, we cannot assure you that we will be able to acquire desirable office buildings and bank branches and execute our business strategy. We may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to acquire additional properties from banks as a result of changes in banking laws and regulations or trends in the banking industry, we may be unable to execute our business plan and our operating results could be adversely affected.

Changes in current laws and regulations governing banks’ ability to invest in real estate beyond that necessary for the transaction of bank business and changing trends in the banking industry may affect banks’ strategies with respect to the ownership and disposition of real estate. For example, banks may decide, based on these changes or other reasons, to retain much of their real estate, sell their bank branches to another financial institution, redevelop properties or otherwise determine not to sell properties to us. In addition, if our relationships with financial institutions deteriorate or we are unable to maintain these relationships or develop additional relationships, we may be unable to acquire additional properties. We cannot assure you that we will be able to maintain our current rate of growth by acquiring properties acceptable to us in the future. If we are unable to acquire additional properties from financial institutions, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

Our agreements with financial institutions require us, with limited exceptions, to purchase surplus bank branch properties on an “as is” basis and, therefore, the value of these properties may decline if we discover problems with the properties after we acquire them.

Our agreements with financial institutions require us to purchase surplus bank branch properties on an “as is” basis. We may receive limited representations, warranties and indemnities from the sellers and, in certain cases, we may be required to indemnify the sellers for certain matters in connection with our acquisition of such properties. Pursuant to our formulated price contracts with AmSouth Bank, Bank of America, N.A., Key Bank, N.A. and Wachovia Bank, N.A., we may be required to purchase properties that have environmental conditions, provided the seller agrees, (i) in the case of AmSouth Bank and Bank of America, to remediate the environmental conditions, (ii) in the case of Key Bank, to either investigate or remediate the environmental conditions, at Key Bank’s sole election or, (iii) in the case of Wachovia Bank, to deduct the mutually agreed cost of remediation from the purchase price. If we discover issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations or other significant problems after we acquire the property, we typically have no recourse against the seller and the value of the property may be less than the amount we paid for such property. We may incur substantial costs in repairing a property that we acquire or in ensuring its compliance with governmental regulations. These capital expenditures would reduce cash available for distribution to our shareholders. In addition, we may be unable to rent these properties on terms favorable to us, or at all.

If we are unable to complete in a timely fashion or at all the prospective acquisitions that we publicly announce from time to time, our operating results could be adversely affected.

We have publicly announced, and will continue to publicly announce in the future, through our filings with the SEC and through press releases, a number of prospective acquisitions pursuant to which we would acquire additional properties. Our ability to complete these acquisitions is dependent upon many factors, such as satisfaction of due diligence and customary closing conditions and our ability to obtain sufficient debt financing. Our inability to complete these acquisitions or any portion thereof within our anticipated time frame or at all could have a material adverse effect on our results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

Our use of debt financing and our substantial existing debt obligations may decrease our cash flow and put us at a competitive disadvantage.

We have incurred, and may in the future incur, debt to fund the acquisition of properties. As of September 30, 2004, we had approximately $2,378.1 million of outstanding indebtedness, which includes $300.0 million aggregate principal amount of the notes. Increases in interest rates on our existing variable rate indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay dividends. If we incur additional indebtedness, debt service requirements would increase accordingly, which could further adversely affect our financial condition and results of operations, our cash available for distribution to shareholders and our equity value. In addition, increased leverage could increase the risk of our default on debt obligations, which could ultimately result in loss of properties through foreclosure.

Since we anticipate that our cash from operations will be insufficient to repay all of our indebtedness prior to maturity we expect that we will be required to repay debt through refinancings, financing of unencumbered properties, sale of properties or the sale of additional equity. From October 1, 2004 through December 31, 2005, we will have to refinance or repay an aggregate amount of approximately $61.4 million of our existing indebtedness, excluding amounts outstanding under our secured warehouse facility. The amount of our existing indebtedness may adversely affect our ability to repay debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

We also may incur additional debt in connection with future acquisitions of real estate. We may borrow under our credit facilities or otherwise borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate we acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

Our substantial debt and any increases in our debt may harm our business and our financial results by, among other things:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for operation of our properties or for the payment of dividends;

•	resulting in violation of restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	requiring us to sell one or more properties, possibly on unfavorable terms; and

•	limiting our ability to borrow funds for operations or to finance acquisitions in the future or to refinance our existing indebtedness at maturity on terms as or more favorable than the terms of the original indebtedness.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

In July 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) issued proposed guidance on Issue 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effects on Diluted Earnings per Share.” The EITF reached consensus on the Issue in September 2004 and the FASB ratified that decision in October 2004. This Issue will require the inclusion of convertible shares for contingently convertible debt in the calculation of diluted earnings per share using the if-converted method, regardless of whether the contingency has been met. In response to this Issue, we entered into a Second Supplemental Indenture to the Indenture pursuant to which we irrevocably elected to satisfy our conversion obligation with respect to the principal amount of any notes surrendered for conversion with cash. As a result of this election, the Issue would require us to include in our calculation of fully diluted earnings per share only those common shares issuable in satisfaction of our aggregate conversion obligation in excess of the aggregate principal amount of notes outstanding. The inclusion of any such shares would cause a reduction in our fully diluted earnings per share for any periods in which such shares are included. Volatility in our share price could cause such common shares to be included in our fully diluted earnings per share calculation in one quarter and not in a subsequent quarter, thereby increasing the volatility of our fully diluted earnings per share.

Our use of variable rate debt exposes us to interest rate volatility, which may adversely affect our operating results and financial condition.

We may experience interest rate volatility in connection with borrowings that bear interest at variable rates. Although we generally seek to place permanent debt financing on our properties on a fixed rate basis, we may seek floating rate financing on our properties when we deem it appropriate. We also often obtain an up-front floating rate interest period on our fixed rate borrowings, such that the loans bear interest at a variable rate for a period of time (generally three to twelve months) before reverting to a fixed rate for the remainder of the loan term. We have a warehouse credit facility that bears interest at a variable rate. As of September 30, 2004, we had approximately $49.6 million outstanding under this facility. On October 1, 2004, we expanded this facility to a maximum of $400 million and have borrowed $315 million on this facility in connection with the acquisition of a Bank of America portfolio. During the period from October 1, 2004 through December 30, 2004, we repaid $94.6 million from this advance, such that as of December 30, 2004, $270 million was outstanding on the facility. We have also obtained an unsecured credit facility of up to $60 million, which also bears interest at a variable rate. Our use of variable rate debt and volatility in interest rates may adversely affect our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may seek to mitigate our exposure to interest rate volatility by using interest rate hedging arrangements. These arrangements also involve risks, however, and may not be effective in reducing our exposure to interest rate changes.

We may not have sufficient capital to fully perform our obligations to purchase properties under our agreements with financial institutions, which may subject us to liquidated or other damages or result in termination of these agreements.

Our agreements with financial institutions require us, with limited exceptions, to purchase all bank branches that the financial institutions determine to be surplus properties. If we are unable to accurately forecast the number of properties that we may become obligated to purchase, or if we are unable to secure adequate debt or equity financing to fund the purchase price, we may not have sufficient capital to purchase these properties. If we cannot perform our obligations, we may become subject to liquidated or other damages or impair our relationships with these institutions. The institutions with whom we have such agreements may also have the right to terminate the agreements if we breach our obligations under them. Any of these damages could significantly affect our operating results, and if these agreements are terminated, our ability to acquire additional properties and successfully execute our business plan would be significantly impaired. If we are successful in entering into similar agreements with other financial institutions, we may need a significant amount of additional capital to fund additional acquisitions under those agreements. We cannot assure you that we will be able to raise necessary capital on acceptable terms or at all. Our inability to fund required acquisitions would adversely affect our revenues, impair our business plan and reduce cash available for distribution to shareholders.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

We rely on rental payments from our tenants as a source of cash to pay dividends to our shareholders. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. This risk is particularly prominent with respect to our office buildings and our sale leaseback properties, which typically have tenants with larger aggregate lease obligations than our bank branches. A default by a large tenant on one of these properties could have a material adverse effect on our operating results and financial condition, as well as on our ability to pay dividends to shareholders.

In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant was found, we would be able to enter into a new lease on favorable terms.

The bankruptcy or insolvency of our tenants under their leases or delays by our tenants in making rental payments could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting prebankruptcy debts from that tenant or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

Many of our tenants are banks that are not eligible to be debtors under the federal bankruptcy code, but would be subject to the liquidation and insolvency provisions of applicable banking laws and regulations. If the FDIC were appointed as receiver of a banking tenant because of a tenant’s insolvency, we would become an unsecured creditor of the tenant, and be entitled to share with the other unsecured non-depositor creditors in the tenant’s assets on an equal basis after payment to the depositors of their claims. The FDIC has in the past taken the position that it has the same avoidance powers as a trustee in bankruptcy, meaning that the FDIC may try to reject the tenant’s lease with us. As a result, we would be unlikely to have a claim for more than the insolvent tenant’s accrued but unpaid rent owing through the date of the FDIC’s appointment as receiver. In any event, the amount paid on claims in respect of the lease would depend on, among other factors, the amount of assets of the insolvent tenant available for unsecured claims. We may recover substantially less than the full value of any unsecured claims, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

A significant portion of our properties is leased to banks, making us more economically vulnerable in the event of a downturn in the banking industry.

As of September 30, 2004, approximately 89.6% of our contractual base rent was derived from financial institutions, including regulated banks. Individual banks, as well as the banking industry in general, may be adversely affected by negative economic and market conditions throughout the United States or in the local economies in which regional or community banks operate. In addition, changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, may have an adverse impact on banks’ loan portfolios and allowances for loan losses. As a result, we may experience higher rates of lease default or terminations in the event of a downturn in the banking industry than we would if our tenant base was more diversified.

We acquire a substantial number of bank branches, which are specialty-use properties and therefore may be more difficult to lease to non-banks.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. Our revenue from and the value of the bank branches in our portfolio may be affected by a number of factors, including:

•	demand from financial institutions to lease or purchase properties that are configured to operate as bank branches;

•	demand from non-banking institutions to make capital expenditures to modify the specialty-use properties to suit their needs; and

•	a downturn in the banking industry generally and, in particular, among smaller community banks.

These factors may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders, if financial institutions do not increase the number of bank branches they operate, do not find the locations of our bank branches desirable, or elect to make capital expenditures to materially modify other properties rather than pay higher lease or acquisition prices for properties already configured as bank branches. The sale or lease of these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties, which we do not expect to undertake. If we are unable to lease the bank branches we acquire to financial institutions, we may be forced to sell the branches at a loss due to the repositioning expenses likely to be incurred by non-bank purchasers.

We are dependent on certain tenants for a significant portion of our revenues and failure of these tenants to perform their obligations or renew their leases upon expiration may adversely affect our cash flow and ability to pay dividends to shareholders.

As of September 30, 2004, Bank of America, N.A., State Street Corporation and Wachovia Bank, N.A. represented approximately 37.3%, 22.8% and 17.8%, respectively, of our portfolio’s contractual base rent and occupied approximately 37.8%, 3.9% and 26.5%, respectively, of our total rentable square feet. The default, financial distress or insolvency of Bank of America, State Street Corporation or Wachovia Bank, or the failure of any of these parties to renew their leases with us upon expiration, could cause interruptions in the receipt of lease revenue from these tenants and/or result in vacancies, which would reduce our revenue and increase operating costs until the affected properties are leased, and could decrease the ultimate value of the affected properties upon sale. We may be unable to lease the vacant property at a comparable lease rate or at all, which could have a material adverse impact on our operating results and financial condition as well as our ability to pay dividends to shareholders.

Our formulated price contracts with financial institutions may require us to purchase bank branches located in unattractive locations or vacant bank branches that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

We currently have formulated price contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A. Under our formulated price contracts, we are required, with limited exceptions, to purchase surplus bank branches that these financial institutions own. We may terminate our agreements with AmSouth Bank, Bank of America and KeyBank without cause upon 90 days written notice, and our agreement with Wachovia Bank immediately upon written notice. Financial institutions may elect to sell us surplus bank branches under our formulated price contracts for any number of reasons, including, among others, that the properties:

•	overlap with other bank branches accumulated in connection with mergers and acquisitions with other financial institutions;

•	have low deposit levels as compared to other branches in their portfolio;

•	are vacant; or

•	are located in unattractive areas.

As a result, we may be required to purchase properties that we otherwise would not elect to purchase outside of our obligations under the formulated price contracts. The purchase of such bank branches may make it more difficult for us to lease these properties or fulfill our obligations to purchase surplus bank branches under other formulated price contracts, and could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Our formulated price contracts with financial institutions may require us to purchase a large number of bank branches at any given time that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

Since generally there are no limitations on the number or dollar value of properties that the financial institution may sell to us under our formulated price contracts, we may be required to make significant cash expenditures relating to the purchase of one or a large number of properties at any given time. These expenditures may significantly deplete our available cash holdings and reduce cash available for distribution to our shareholders. In addition, we may be unable to effect the acquisition of the bank branches that we are otherwise obligated to purchase under our formulated price contracts through either equity or debt financing. If we are unable to complete purchases of bank branches under a formulated price contract, we will be deemed to be in default of such contract and may become liable for significant damages as a result of such default. Our inability to fulfill our obligations to purchase surplus bank branches under our formulated price contracts could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to lease properties that we acquire from financial institutions under our formulated price contracts, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Substantially all of the bank branches we acquire through our formulated price contracts with financial institutions are vacant when we are notified of our obligation to purchase, or elect to purchase, the properties. Either because the properties we are obligated to acquire may be unattractive or because we are required to process a large number of properties within a short time period, we cannot assure you that we will be able to lease or sublease any properties that we acquire prior to their acquisition, or at all, or that we will be able to lease or sublease properties on terms that are acceptable to us. In addition, under our formulated price contracts, we are typically restricted from permitting tenants that compete with the seller from commencing banking operations at a property during the four to six month period after the seller ceases operations at the property. This restriction could limit our ability to generate revenues from these properties in an acceptable time frame. When we enter into a lease with a tenant for a bank branch, the tenant typically has a right to terminate its obligations under the lease if it fails to obtain the necessary approvals to operate the bank branch in the location within 60 days. The tenant’s failure to receive these types of approvals during this period, or at all, may adversely affect our ability to generate revenue from these properties.

If we fail to lease these properties, they will not generate any revenue for us, which could have a negative effect on our ability to pay dividends to our shareholders. Similarly, our ability to sublease leasehold interests that we assume is sometimes restricted. If we are unable to sublease our leasehold interests on terms that are acceptable to us, or if we cannot obtain the consent of the property owner to enter into a sublease, our operating results, cash flow and ability to pay dividends may be impaired.

We do not know if our tenants will renew their existing leases and, if they do not, we may be unable to lease the properties on as favorable terms, or at all, which would adversely affect our operating results and financial condition.

We cannot predict whether existing leases of our properties will be renewed at the end of their lease terms. If these leases are not renewed, we would be required to find other tenants for those properties. We cannot assure you that we would be able to enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all. Our inability to enter into new leases on acceptable terms or at all could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to lease or sublease properties that are partially or completely vacant, we may be required to recognize an impairment loss with respect to the carrying values of these properties, which may have a material adverse effect on our operating results and financial condition.

We may acquire properties that are partially or completely vacant upon acquisition, including surplus bank branches that we acquire under our formulated price contracts. In addition, any of our properties may become partially or completely vacant in the future. If we are unable to lease these properties and generate sufficient cash flow to recover the carrying value of these properties, we may be required to recognize an impairment loss, which could have a material adverse effect on our operating results and financial condition.

As part of our business strategy, we may assume third party lease obligations or sublease properties. If we are unable to enter into subleases with tenants for such space at rates sufficient to cover our contractual lease or sublease obligations, we may suffer operating losses on such transactions and/or be required to reserve against future operating losses, which could have a material adverse effect on our operating results and financial condition.

Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

The mortgages on our properties contain customary negative covenants, including provisions that may limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. These limitations could restrict our ability to acquire additional properties. In addition, any of our future lines of credit or loans may contain additional financial covenants and other obligations. If we breach covenants or obligations in our debt agreements, the lender can generally declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. In order to meet our debt service obligations, we may have to sell properties, potentially at a loss or at times that prohibit us from achieving attractive returns. Failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through lender foreclosure.

We are subject to contractual obligations and covenants that may restrict our ability to dispose of our properties at attractive returns or when we otherwise desire to sell them.

Under the partnership agreement of First States Partners II, L.P., which owns our 123 South Broad Street property, we are contractually restricted, until November 10, 2005, from selling or refinancing the property without the consent of the holders of a majority of the 11% minority limited partnership interest in First States Partners II. As a result of this restriction, we could be precluded from disposing of, refinancing or taking other material actions with respect to our 123 South Broad Street property during the restricted period, even if we are presented with an opportunity to dispose of or refinance the property on terms that we believe are attractive.

With respect to the properties we acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation, we are restricted from selling any individual property in the portfolio so long as the existing master lease for the portfolio is in effect.

Pursuant to a contribution agreement under which Nicholas S. Schorsch and several other individuals and entities, of which several are our affiliates, contributed approximately $217.0 million of properties to our operating partnership in exchange for a combination of cash payments and units of our operating partnership, we are required to pay these contributing parties a tax indemnity in the event of a taxable disposition of a property contributed by them prior to an expiration date defined as the earlier of (i) September 10, 2007 and (ii) the date on which the contributing parties no longer own in the aggregate at least 25% of the units of our operating partnership issued to them in return for their contribution of property. The tax indemnity will equal the amount, if any, by which (i) the amount of the federal and state income tax liability (using an assumed combined federal and state income tax rate of 35%) incurred by the contributing parties with respect to the gain allocated to the contributing parties under Section 704(c) of the Internal Revenue Code exceeds (ii) the present value of the tax liability as of the end of the taxable year in which the disposition occurs, assuming the tax liability is not due until the end of the taxable year in which the expiration date is scheduled to occur. The discount rate to be used in the present value computation is the prime rate as announced by Wachovia Bank, N.A. at such time plus 200 basis points per annum. This tax indemnity could inhibit our disposition of properties that we may otherwise desire to sell and increase the cost of selling those properties, each of which could adversely affect our revenues.

In connection with our acquisition of State Street Financial Center, we are required to pay certain of the sellers who received operating partnership units as consideration in that transaction a tax indemnity in the event of a taxable disposition of that property prior to February 17, 2009. The tax indemnity will equal the amount of federal and state tax income tax liability of such sellers that is due to appreciation in the value of the property prior to its purchase by us, grossed up by the amount of federal or state tax due on the indemnity payments themselves.

In the future, we may become subject to additional contractual obligations and covenants that may restrict our ability to dispose of our properties.

We have a warehouse facility under which the lender will have the right, under certain circumstances, to require that we pledge additional collateral or repay a portion of the outstanding principal on short notice, which could have an adverse effect on our business.

On July 18, 2003, we completed a financing with Deutsche Bank Securities Inc., acting on behalf of Deutsche Bank AG, Cayman Islands Branch, for a $300.0 million warehouse facility, which we increased to $400.0 million on October 1, 2004. Advances under this facility are made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties we acquire with the borrowings under this facility or (ii) the acquisition cost of those properties. The lender has the right to reassess this ratio from time to time. If the lender determines that this ratio exceeds a ratio that the lender deems appropriate based on then current market conditions, the lender may require us to pledge additional qualifying collateral under the facility or repay a portion of the principal outstanding under the facility. If we do not have additional qualifying collateral or sufficient available liquidity to satisfy the lender’s requirements, then we could default on our obligations under the facility and thereby risk foreclosure by the lender on the properties we acquired with the borrowings under this facility or we could incur losses in an effort to raise sufficient liquidity to repay the portion of the principal required by the lender.

As of September 30, 2004, we had approximately $49.6 million outstanding under this facility. On October 1, 2004, we increased the maximum available under this facility to $400 million to allow, under certain circumstances, advances in the aggregate principal amount of up to 90% of the maximum amount of subsequent debt financing that can be secured by the properties we acquire with borrowings under the facility. We initially financed a portion of the purchase price for our acquisition of a Bank of America portfolio with approximately $315 million in borrowings from this facility. During the period from October 1, 2004 through December 28, 2004, we repaid $94.6 million from this advance, such that as of December 30, 2004, we had $270 million outstanding under this facility.

We may complete additional debt financings with similar obligations in the future.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions or may increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.

We compete with many other entities engaged in real estate investment activities, including the acquisition of properties from financial institutions. Such entities include institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more or may have a more compatible operating philosophy with our acquisition targets. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for such properties. If we pay higher prices for properties, our profitability may decrease and we may experience a lower return on our investments. Increased competition for properties may also preclude us from acquiring those properties that would generate the most attractive returns to us.

The consideration paid for our properties may exceed fair market value, which may harm our financial condition and operating results.

Under our formulated price contracts, we are obligated to purchase properties at a formulated price based on independent appraisals using a valuation methodology that values the properties based on their highest and best use and their alternative uses, and then applies a negotiated discount. Therefore, where we ultimately lease or sell a property to a non-bank, the fair market value of the property measured with respect to the lease or sale may be less than the purchase price that we paid for the property. In addition, the consideration that we pay for our properties not acquired under a formulated price contract will be based upon numerous factors and such properties will often be purchased in negotiated transactions rather than through a competitive bidding process. We cannot assure you that the purchase prices we pay for our properties or their appraised values will be a fair price for these properties, that we will be able to generate an acceptable return on these properties, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire, including our existing portfolio, will meet risk profiles acceptable to our investors. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on the affected properties. As a result, our investments in these properties may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We structure many of our acquisitions using complex structures often based on forecasted results for the acquisitions, and if the acquired properties underperform forecasted results, our financial condition and operating results may be harmed.

We acquire many of our properties under complex structures that we tailor to meet the specific needs of the tenants and/or sellers. For instance, we may enter into transactions under which a portion of the properties are vacant or will be vacant following the completion of the acquisition. If we fail to accurately forecast the leasing of such properties following our acquisition, our operating results and financial condition, as well as our ability to pay dividends to shareholders, may be adversely impacted.

Our acquisitions of real estate may result in disruptions to our business as a result of the burden placed on management.

Our growth strategy is primarily based on the acquisition of real estate. Such acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, if we were to acquire real estate indirectly by acquiring another entity, we may be unable to integrate effectively the operations and personnel of the acquired business or to train, retain and motivate any key personnel from the acquired business. The inability of our management to effectively implement our acquisition strategy may cause disruptions to our business and may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

As a result of the limited time during which we have to perform due diligence on many of our acquired properties, we may become subject to significant unexpected liabilities and our properties may not meet projections.

When we enter into an agreement to acquire a property or portfolio of properties, we often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities and/or the acquired properties may fail to perform in accordance with our projections. If we do not accurately assess during the due diligence phase the value of, and liabilities associated with, properties prior to their acquisition, we may pay a purchase price that exceeds the current fair value of the net identifiable assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could have a material adverse effect on our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all.

If third party managers providing property management services for our office buildings or their personnel are negligent in their performance of, or default on, their management obligations, our tenants may not renew their leases or we may become subject to unforeseen liabilities. If this occurs, our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all, could be substantially harmed.

We have entered into agreements with third party management companies to provide property management services for a significant number of our office buildings, and we expect to enter into similar third party management agreements with respect to office buildings we acquire in the future. We do not supervise these third party managers and their personnel on a day-to-day basis and we cannot assure you that they will manage our properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to us. If any of the foregoing occurs, our relationships with our tenants could be damaged, which may prevent the tenants from renewing their leases, and we could incur liabilities resulting from loss or injury to our properties or to persons at our properties. If we are unable to lease our properties or we become subject to significant liabilities as a result of third party management performance issues, our operating results and financial condition, as well as our ability to pay dividends to shareholders, could be substantially harmed.

Rising operating expenses could reduce our cash flow and funds available for future dividends.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. Our properties are also subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

While many of our properties are leased on a triple net basis or under leases that require that tenants pay a portion of the expenses associated with maintaining the properties, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. In addition, real estate taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If we are unable to lease properties on a triple net basis or on a basis requiring the tenants to pay all or some of the expenses associated with maintaining the properties, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay dividends to our shareholders at historical levels or at all.

We intend to distribute to our shareholders all or substantially all of our REIT taxable income each year so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described herein. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future.

Our ability to pay dividends is based on many factors, including:

•	our ability to make additional acquisitions;

•	our success in negotiating favorable lease terms;

•	our tenants’ ability to perform under their leases; and

•	our anticipated operating expense levels may not prove accurate, as actual results may vary substantially from estimates.

Elements of each of these factors are beyond our control and a change in any one or all of these factors could affect our ability to pay future dividends. We also cannot assure you that the level of our dividends will increase over time or that contractual increases in rent under the leases of our properties or the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to shareholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in cash available for distribution.

We may not have provided financial statements relating to properties and property portfolios that we have acquired, or have committed to acquire, at the time you make your decision whether to purchase notes and thus you will not have the benefit of these financial statements, which we may be required to eventually file with the SEC, when making your investment decision.

Rule 3-14 of Regulation S-X provides that if a registrant has acquired one or more properties which in the aggregate are significant to the registrant, the registrant must provide audited financial statements for the acquired properties, as well as a statement showing the estimated taxable operating results of the registrant for the properties based on the most recent 12-month period, including such adjustments as can be factually supported by the registrant.

Specifically, a registrant is generally required under Rule 3-14 to provide financial statements and the related statement of estimated taxable operating results with respect to any properties (or portfolios of properties) the purchase price of which constitutes more than 10% of the registrant’s total assets as of the end of its most recent fiscal year. Additionally, for registrants filing registration statements, the registrant is required to aggregate all completed or probable property acquisitions (of either single properties or portfolios) the purchase price of which does not exceed 10% of the registrant’s total assets as of the end of its most recent fiscal year on an acquisition-by-acquisition basis. If these properties, in the aggregate, have a purchase price that exceeds 10% of the registrant’s total assets as of the end of its most recent fiscal year, the registrant is generally required under Rule 3-14 to provide audited financial statements and the related statement of estimated taxable operating results with respect to properties having an aggregate purchase price of at least 50% of the aggregate purchase price for all of these remaining properties.

At the time you make your decision whether to purchase notes, we may have purchased, or have contracts to purchase, properties that are significant to us based on the asset test described above, and will file Rule 3-14 financial statements with the SEC for these properties as required.

Risks Related to an Investment in the Notes and Our Common Shares

Our obligations under the notes are unsecured and are effectively subordinated to all of our existing and future secured debt and to all liabilities of our operating partnership and our subsidiaries.

Our obligations under the notes are unsecured and effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such secured indebtedness. The indenture for the notes does not limit our ability to incur additional secured debt, and any secured indebtedness we incur in the future will also rank senior in right of payment to the notes to the extent of the value of the assets securing such secured indebtedness. As of September 30, 2004, we had outstanding approximately $2,030.6 million of senior secured indebtedness, excluding unamortized debt premium. In addition, the notes are structurally subordinated to all liabilities of our operating partnership and our subsidiaries. As of September 30, 2004, our operating partnership and our subsidiaries had approximately $53.0 million of trade payables and accrued liabilities (excluding guarantees of our indebtedness, intercompany indebtedness and dividends payable).

The notes are junior to the indebtedness of our subsidiaries.

The notes are structurally subordinated to the existing and future claims of mortgage lenders and other creditors to our operating partnership and our subsidiaries. Holders of the notes are not creditors of our operating partnership or our subsidiaries. Any claims of holders of the notes to the assets of our operating partnership or our subsidiaries derive from our own partnership, equity or debt interests in those entities. Claims of creditors to our operating partnership and our subsidiaries generally have priority as to the assets of those entities over our own partnership, equity or debt interest claims and therefore have priority over the holders of the notes. Creditors to our operating partnership and our subsidiaries may include:

•	general creditors;

•	trade creditors;

•	secured creditors;

•	our lenders, to the extent our operating partnership or our subsidiaries have guaranteed our obligations to such lenders; and

•	taxing authorities.

As of September 30, 2004, our operating partnership and our subsidiaries had approximately $53.0 million of trade payables and accrued liabilities (excluding guarantees of our indebtedness, intercompany indebtedness and dividends payable).

We hold our interest in our properties through our operating partnership and, except for cash on hand, are dependent on earnings of and cash flow from our partnership and our subsidiaries, which could be subject to restrictions impeding their ability to transfer to us those funds necessary for us to pay principal and interest on the notes and other indebtedness.

Our assets primarily consist of our general partnership interest in the operating partnership and the shares of our subsidiaries. The notes offered by the selling securityholders in this prospectus are direct unsecured obligations of American Financial Realty Trust, which derives substantially all of its revenues from the operations of its operating partnership and its subsidiaries. As a result, except to the extent of cash on hand, we are dependent on the earnings and cash flow of, and dividends and distributions or advances from, our operating partnership and our subsidiaries to provide the funds necessary to meet our debt service obligations, including the principal of and interest on the notes and other indebtedness. The payment of dividends to us from our operating partnership and our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to our operating partnership or any of our subsidiaries may be subject to contractual or statutory restrictions and are contingent upon the earnings of our operating partnership and our subsidiaries. Neither our operating partnership nor our subsidiaries have guaranteed the notes and they are not obligated to make funds available for payment on the notes.

There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us, our operating partnership, or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness or indebtedness at the subsidiary level to which the notes would be structurally subordinated. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

You may receive less proceeds than expected upon the conversion of notes because the value of our common shares may decline between the day that you exercise your conversion right and the day the value of our shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our common shares on the New York Stock Exchange for the five consecutive trading days beginning on the third trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common shares decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

We may not have the funds necessary to pay you cash upon conversion of your notes or repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder.

Pursuant to the terms of the Second Supplemental Indenture, dated as of December 29, 2004, between American Financial Realty Trust and Deutsche Bank Trust Company Americas, as trustee, we irrevocably elected to satisfy our obligations upon conversion of the notes with respect to the principal amount thereof in cash. Therefore, we are no longer permitted to satisfy such portion of any conversion obligation with our common shares and will be required to satisfy all or a portion of our obligations upon conversion of the notes with cash. Additionally, upon a change in control, as defined in the indenture, and on July 15, 2009, 2014 and 2019, you will have the right to require us to repurchase your notes for cash. If we do not have sufficient funds to pay any amount due in cash in a timely manner, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or present for conversion are subject to limits and might be prohibited, or create an event of default, under our existing credit agreements as well as other agreements relating to borrowings that we may enter into from time to time. Borrowings under existing credit agreements are, and future borrowings may be, secured indebtedness. Therefore, our inability to pay for your notes that are tendered for repurchase or presented for conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of the Notes—Repurchase of Notes at the Option of the Holder” and “Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control.”

We expect that the trading value of the notes will be significantly affected by the price of our common shares and other factors.

The market price of the notes is expected to be significantly affected by the market price of our common shares. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have conditions to conversion which, if not met, could result in a holder receiving a payment on redemption of the notes that is less than the value of our common shares into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

You may be deemed to receive a constructive dividend taxable to you, regardless of whether you convert the notes into our common shares.

The Conversion Price of the notes is subject to adjustment under certain circumstances. Certain adjustments to (or the failure to make such adjustments to) the Conversion Price of the notes may result in a taxable constructive distribution to you, regardless of whether you ever convert the notes into our common shares. For example, a decrease in the Conversion Price as a result of the payment of a cash dividend or cash distribution to our shareholders will result in a constructive distribution to you. This constructive dividend will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Internal Revenue Code governing corporate distributions. See “Material United States Federal Income Tax Consequences—Constructive Dividends.”

There is no prior public market for the notes, so if an active trading market does not develop for the notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we cannot assure you that an active trading market will ever develop for the notes. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, our ability to complete the registration of the notes and common shares, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have informed us that they currently intend to make a market in the notes after this offering is completed. However, the initial purchasers may cease their market making at any time. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

The trading price of our common shares is subject to significant fluctuations.

The trading price of our common shares fluctuates. Factors such as fluctuations in our financial performance and that of our competitors, as well as general market conditions, could have a significant impact on the future trading prices of our common shares. The trading prices also may be affected by weakness in real estate prices, changes in interest rates and other factors beyond our control.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common shares.

Our declaration of trust authorizes the board of trustees, without shareholder approval to (1) amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue, (2) authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares, in connection with future equity offerings, acquisitions of properties or other assets of companies and (3) classify or reclassify any unissued common shares or preferred shares and to set preferences, rights and other terms of such classified or reclassified shares, including the issuance of preferred shares that have preference rights over the common shares with respect to dividends, liquidation, and other matters or common shares that have preference rights with respect to voting. The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then existing shareholders’ equity interests in us.

We have the ability to issue preferred shares without shareholder approval.

Our common shares may be subordinate to classes of preferred shares issued in the future in the payment of dividends and other distributions made with respect to the common shares, including distributions upon liquidation or dissolution. Our declaration of trust permits our board of trustees to issue up to 100,000,000 preferred shares without first obtaining shareholder approval, and the board of trustees may also amend the declaration of trust to increase or decrease this number without shareholder approval. If we issue preferred shares, it will create additional securities that may have dividend or liquidation preferences senior to the common shares. If we issue convertible preferred shares, a subsequent conversion may dilute the current common shareholders’ interest.

Certain provisions of our declaration of trust and Maryland law may make it difficult for a third party to acquire us, even in situations that may be viewed as desirable by our shareholders.

The General Corporation Law of the State of Maryland contains provisions that may delay or prevent an attempt by a third party to acquire control of our company. Our declaration of trust and bylaws contain provisions that authorize the issuance of preferred shares, and establish advance notice requirements for trustee nominations and actions to be taken at shareholder meetings. These provisions could also discourage or impede a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by shareholders.

We may be affected by conflicts of interest that arise out of contractual relationships with affiliates of the initial purchasers.

We have commercial relationships with affiliates of Banc of America Securities LLC and Deutsche Bank Securities Inc., the initial purchasers in these offerings. These relationships include loan agreements or other commitments with affiliates of both initial purchasers, including commitments obtained from Deutsche Bank Mortgage Capital for two mortgage loans totaling approximately $106.0 million and a $400.0 million warehouse facility with Deutsche Bank Securities Inc., acting on behalf of Deutsche Bank AG, Cayman Islands Branch. We expanded this facility on October 1, 2004 to a maximum of $400 million and used approximately $315 million from this facility to initially finance a portion of the purchase price of our pending acquisition of a Bank of America portfolio. The initial purchasers may also provide permanent debt financing for this acquisition and other acquisitions in the future. Our relationships with affiliates of the initial purchasers could affect the ability of the initial purchasers to perform their duties in an objective manner which, in turn, could have a negative impact on this offering and our investors.

Risks Related to Our Organization and Structure

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and of our management team. In particular, the extent and nature of the relationships that Mr. Schorsch and the other members of our management team have developed with financial institutions and existing and prospective tenants is critically important to the success of our business. Although we have an employment agreement with Mr. Schorsch and other key executives, there is no guarantee that Mr. Schorsch or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team, particularly Mr. Schorsch, would harm our business and our prospects.

We may experience conflicts of interest with several members of our management and board of trustees relating to the disposition and operation of our initial properties and operating companies.

Conflicts of interest relating to the acquisition of our initial properties and operating companies in September 2002 from Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and several other individuals and entities affiliated or associated with us, may lead to decisions that are not in your best interest. Mr. Schorsch, Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, and Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch, received, directly or indirectly through their affiliates and family members, approximately 51.1% of the total consideration received by the sellers in connection with these acquisitions. The terms of the agreements relating to these acquisitions were not negotiated in an arm’s length transaction and it is possible that we could realize less value from these acquisitions than we would have achieved had the acquisitions been entered into with an unrelated third party. Additionally, Messrs. Schorsch and Kahn and Ms. Schorsch have unrealized gains associated with their interests in several of these assets and, as a result, any sale of such assets or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing such assets may cause adverse tax consequences to Messrs. Schorsch and Kahn and Ms. Schorsch. These individuals may not be supportive of the taxable disposition or refinancing of the properties when it might otherwise be the optimal time for us to do so and such lack of support could affect our decisions as to the timing and structure of any such dispositions or refinancing in the future. In addition, under the terms of the contribution agreement relating to our acquisition of these properties, we have agreed to indemnify Mr. Schorsch and the other parties to the agreement in the event that we sell, transfer, distribute or otherwise dispose of any of these properties in a transaction that would result in the allocation of taxable income or gain by us to the contributing parties under Section 704 of the Internal Revenue Code, until the earlier of:

•	five years from the date of the acquisition; or

•	the date on which the contributors under the agreement no longer own 25% of the limited partnership interests in our operating partnership that were issued in exchange for the properties.

This tax indemnity will equal the amount of the excess, if any, of the tax liability, assuming a 35% tax rate, on the gain resulting from the disposition of the property, over the present value (using a discount rate equal to the prime rate plus 2%) of such tax liability to the last day of our taxable year in which the indemnity expires. As a result of this agreement, we may elect not to sell or transfer these properties in order to avoid payment of the tax indemnity, despite the fact that we would otherwise be able to sell the properties for a significant gain.

Several members of our management and board of trustees have the right to approve certain major transactions involving our 123 South Broad Street property, including its sale, assignment and refinancing, which may result in these individuals acting other than in our best interests.

Conflicts of interest relating to our ownership and operation of our 123 South Broad Street property may occur between us and Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, each of whom own a retained interest in this property. In connection with our acquisition of our initial properties and operating companies, we purchased 89% of the limited partnership interests in First States Partners II, the entity that owns our 123 South Broad Street property. Mr. Schorsch, Ms. Schorsch and Mr. Kahn continue to own a 5.0%, 0.8% and 0.5% limited partnership interest in First States Partners II, respectively. Although our operating partnership controls the decisions relating to operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% minority interest retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. These retained rights of Mr. Schorsch, Ms. Schorsch and Mr. Kahn lead to conflicts of interest between us and these individuals, which could result in decisions that do not fully reflect our interests.

Some of our executive officers have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

Some of our executive officers have other business interests that may hinder their ability to spend adequate time on our business. Mr. Schorsch and other members of management own three vacant bank branches, all of which are for sale, and one occupied bank branch, which is subject to a purchase option by the tenant. These properties were not transferred to our operating partnership in connection with the acquisition of our initial properties and operating companies in September 2002. Mr. Schorsch’s employment agreement permits him to continue to provide management and other services to these properties and the provision of such services may reduce the time Mr. Schorsch is able to devote to our business.

Our board of trustees may authorize the issuance of additional shares that may cause dilution.

Our declaration of trust authorizes the board of trustees, without shareholder approval, to:

•	amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

•	authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares, in connection with future equity offerings, acquisitions of properties or other assets of companies; and

•	classify or reclassify any unissued common shares or preferred shares and set preferences, rights and other terms of such classified or reclassified shares, including the issuance of preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers.

Our ownership limitations may restrict business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding common shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of more than 9.9% of the number of outstanding shares of any class of our securities, including our common shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.9% in value of our shares.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

Our declaration of trust permits our board of trustees to issue up to 100,000,000 preferred shares, issuable in one or more classes or series. Our board of trustees may classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into common shares) of any such preferred shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares.

Maryland law may discourage a third party from acquiring us.

Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer.

Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis.

Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

We have set a targeted range for the amount of net indebtedness (debt less unrestricted cash and short-term investments) that we incur from time to time. Although our target range is 55% to 65% of the undepreciated cost of our properties (including costs attributable to the purchase of real estate related intangibles), we may amend or waive this target range at any time without shareholder approval and without notice to our shareholders. For example, as of September 30, 2004 our ratio of net debt to the undepreciated cost of our properties was approximately 68.2%, and we anticipate that we will continue to exceed our target range of indebtedness for some period of time. Our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated, which could prevent or deter a potential acquiror from pursuing a change of control of our company.

We have entered into agreements with our executive officers that provide them with severance benefits if their employment ends due to a termination by our company without cause, or by Mr. Nicholas S. Schorsch, our President and Chief Executive Officer, if he terminates his employment for good reason. In the case of such terminations or upon a change of control, the vesting of the restricted shares and options to purchase our common shares held by the executive officers will be accelerated. These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change of control of the company that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Risks Related to the Real Estate Industry

Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends.

Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash to pay our taxes, which may result in a decrease in cash available for distribution to our shareholders.

In addition, our default under any one of our mortgage debt obligations may result in a cross-default on certain of our other indebtedness or increase the risk of default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. These risks can be particularly pronounced with respect to the small, specialty use properties that we may purchase under our formulated price contracts with banks.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

Our properties may be subject to environmental liabilities. An owner or operator of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that have released, or could create a potential for release of, hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership or leasehold interest.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders.

We maintain environmental insurance coverage for our property portfolio. However, our insurance, which is limited to $5.0 million per occurrence, subject to a $75,000 self-insurance retention and a $10.0 million cap, may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Our properties may contain asbestos which could lead to liability for adverse health effects and costs of remediating asbestos.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials (“ACMs”) when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs. There are or may be ACMs at certain of our properties. We have either developed and implemented or are in the process of developing and implementing operations and maintenance programs that establish operating procedures with respect to ACMs.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to shareholders at historical levels or at all.

All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and under our net leases are typically obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to pay dividends to shareholders at historical levels or at all.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenants’ expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies holding general policyholder ratings of at least “A” as set forth in the most current issue of Best’s Insurance Guide. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1.0 million and $10.0 million depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas.

In addition to the indemnities and required insurance policies identified above, many of our properties are also covered by flood and earthquake insurance policies obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. All of these policies may involve substantial deductibles and certain exclusions. In certain areas, we may have to obtain earthquake and flood insurance on specific properties as required by our lenders or by law. We have also obtained terrorism insurance on some of our larger office buildings, but this insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common shares trade, the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment in our common shares. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. Some of our properties are high profile office buildings in prominent locations, or are located in areas that may be susceptible to attack, which may make these properties more likely to be viewed as terrorist targets than similar, less recognizable properties. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We have obtained terrorism insurance on our large office buildings to the extent required by our lenders. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

Any terrorist attacks or armed conflicts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues are dependent upon payment of rent by financial institutions, which are particularly vulnerable to uncertainty in the worldwide financial markets. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all, and may result in volatility in the market price of our securities.

Tax Risks of our Business and Structure

Your investment in our common shares has various federal, state and local income tax risks that could affect the value of your investment.

We strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares because of the complex nature of the tax rules applicable to REITs and their shareholders.

Distribution requirements imposed by law limit our flexibility in executing our business plan.

To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

We intend to distribute to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may incur additional indebtedness in order to meet our distribution requirements.

As a REIT, we must distribute at least 90% of our REIT taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

In the past, we have sold properties that we deemed to be inconsistent with the investment parameters for our portfolio. We intend to continue to sell such properties. We may also sell properties for business reasons as we deem appropriate.

If we make a sale of a property directly, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property will likely be subject to the prohibited transaction tax, we will dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% penalty tax. We cannot assure you, however, that the Internal Revenue Service would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of dealer property or inventory, in which case the 100% penalty tax would apply.

If we fail to remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

We believe that we qualify as a REIT under the Internal Revenue Code, which affords us significant tax advantages. The requirements for this qualification, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may be subject to federal and state income taxes that would adversely affect our financial condition.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly, at the level of our operating partnership or at the level of the other entities through which we indirectly own our properties, that would adversely affect our operating results. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. On May 28, 2003, President Bush signed into law a tax bill that reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced tax rate generally does not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income. This legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, and could have an adverse effect on the market price of our common shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholders of the notes or the common shares issuable upon conversion of the notes.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 2004, the year ended December 31, 2003, and the period from September 10, 2002 to December 31, 2002. We have not issued any preferred shares as of the date of this prospectus, and therefore there were no preferred share dividends included in our calculation of ratios of earnings to combined fixed charges and preferred share dividends for these periods. For purposes of calculating the ratio of earnings to combined fixed charges and preferred share dividends, earnings were calculated by adding fixed charges (excluding preferred share dividends and capitalized interest) to income before minority interests, income taxes, and discontinued operations. Fixed charges consist of interest costs, debt issuance costs and distributions to preferred shareholders.

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Period from September 10, 2002 to December 31, 2002
Ratio of earnings to combined fixed charges and preferred share dividends	(1)	(1)	3.72x

(1)	The dollar amount of the deficiency was $19.7 million and $27.3 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Non-cash charges such as depreciation and amortization are deducted from earnings for purposes of this calculation.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Deutsche Bank Securities and Banc of America Securities LLC (the “initial purchasers”) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and common shares of beneficial interest issuable upon conversion of those notes. When we refer to the selling securityholders in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests. The table below, which, we have prepared based on information provided to us by the selling securityholders, sets forth the name of each selling securityholder, the principal amount of notes, as of December 30, 2004, that each selling securityholder may offer pursuant to this prospectus and the number of common shares of beneficial interest into which those notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned Before Offering and That May Be Sold	Percentage of Notes Outstanding Before Offering	Number of Common Shares Beneficially Owned Before Offering	Number of Common Shares That May be Sold (1)
Amaranth LLC(2)	50,000,000	11.1%	—	2,802,691
BNP Paribas Equity Strategies, SNC(3)	4,050,000	*	—	227,018
Canadian Imperial Holdings, Inc.(4)	12,900,000	2.9%	—	723,094
Citigroup Global Markets Inc.(5)	3,500,000	*	—	196,188
CNH CA Master Account, L.P.(6)	500,000	*	—	28,027
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(3)	3,360,000	*	—	188,341
CQS Convertible and Quantitative Strategies Master Fund Limited(7)	2,500,000	*	—	140,135
DBAG London(8)	22,000,000	4.9%	—	1,233,184
Deephaven Domestic Convertible Trading Ltd.(9)	23,390,000	5.2%	—	1,311,099
Deutsche Bank Securities Inc.(10)	60,550,000	13.5%	—	3,394,058
Grace Convertible Arbitrage Fund, Ltd.(11)	4,000,000	*	—	224,215
Highbridge International LLC(12)	5,000,000	1.1%	—	280,269
Institutional Benchmarks Master Fund LTD(13)	2,500,000	*	—	140,135
KBC Convertible Mac 28 Fund(14)	250,000	*	—	14,013
KBC Convertible Opportunities Fund(14)	3,080,000	*	—	172,646
KBC Financial Products USA, Inc.(15)	1,250,000	*	—	70,067
KBC Multi Strategy Arbitrage Fund(14)	3,500,000	*	—	196,188
Lyxor/Convertible Arbitrage Fund Limited(3)	670,000	*	—	37,556
McMahan Securities, L.P.(16)	500,000	*	—	28,027

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned Before Offering and That May Be Sold	Percentage of Notes Outstanding Before Offering	Number of Common Shares Beneficially Owned Before Offering	Number of Common Shares That May be Sold (1)
Melody IAM Ltd.(14)	170,000	*	—	9,529
Onyx Fund Holdings, LDC(17)	3,500,000	*	—	196,188
Polaris Vega Fund L.P.(18)	3,150,000	*	—	176,570
Polygon Global Opportunities Marterfund(19)	11,000,000	2.4%	—	616,592
Radcliffe SPC, Ltd. for and on behalf of Class A Convertible Crossover Segregated Portfolio(20)	40,000,000	8.9%	—	2,242,152
Royal Bank of Canada(21)	5,000,000	1.1%	—	280,269
SAM Investments LDC(22)	15,000,000	3.3%	—	840,807
San Diego County Employee Retirement Association(13)	1,500,000	*	—	84,081
Silverback Master, Ltd.(23)	22,500,000	5.0%	—	1,261,211
Singlehedge US Convertible Arbitrage Fund(3)	1,090,000	*	—	61,099
Sphinx Convertible Arbitrage Fund SPC(9)	1,610,000	*	—	90,247
Sturgeon Limited(3)	830,000	*	—	46,525
Sunrise Partners Limited Partnership(24)	28,650,000	6.4%	—	1,605,942
Waterstone Market Neutral MAC 51, Ltd.(25)	1,161,000	*	—	65,078
Waterstone Market Neutral Master Fund, Ltd.(25)	15,839,000	3.5%	—	887,836
Zazove Convertible Arbitrage Fund, L.P.(13)	7,500,000	1.7%	—	420,404
Zazove Hedged Convertible Fund, L.P.(13)	3,000,000	*	—	168,161
All other holders of the notes or future transferees, pledges, donees, assignees or successors of any such holders	85,000,000	18.9%	—	4,764,574

	$450,000,000	100.00%	—	25,224,215

* Less than 1.0%

(1)	Assumes conversion of all of a holder’s notes at the initial conversion rate of 56.0538 common shares per $1,000 principal amount of the notes. However, the Conversion Rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” As of January 1, 2005, the Conversion Rate will be approximately 56.1280 as a result of the declaration of a $0.26 per share quarterly dividend with a record date of December 31, 2004. The Conversion Rate will be further adjusted from time to time upon the occurrence of certain events including, without limitation, payment of a quarterly dividend in excess of $0.25 per share.
(2)	Amaranth Advisors L.L.C. (“Amaranth”), the Trading Advisor for Amaranth LLC, exercises voting and dispositive power over the registrable securities. Nicholas M. Maounis is the managing member of Amaranth.

(3)	CooperNeff Advisors, Inc. (“CooperNeff”), through CooperNeff (Cayman) Ltd., has voting and investment control over the securities held by this selling securityholder. Chrisitan Menestrier is the Chief Executive Officer of CooperNeff.
(4)	Canadian Imperial Bank of Commerce, the sole shareholder of the selling securityholder, has voting and investment control with respect to the registrable securities.
(5)	Citigroup Inc. has voting and investment control over the securities held by this selling securityholder.
(6)	CNH Partners, LLC (“CNH”), investment advisor to the selling securityholder, has voting and investment control over the registrable securities. Investment principals for CNH are Robert Krail, Mark Mitchell and Todd Pulvino.
(7)	CQS Convertible and Quantitative Strategies Feeder Fund Limited (“CQS”) has voting and investment control of the securities held by this selling securityholder. Tina O’Riordan is an authorized officer of CQS.
(8)	Patrick Corrigan, Senior Trading Analyst, exercises voting and investment power with respect to the registrable securities.
(9)	Colin Smith, Chief Executive Officer and Chief Investment Officer, exercises voting and investment power with respect to the registrable securities.
(10)	Thomas Sullivan, Senior Trading Analyst, exercises voting and investment power with respect to the registrable securities.
(11)	Grace Brothers Management, LLC (“Grace”) has voting and investment control over the securities held by this securityholder. Bradford Whitmore and Michael Brailov are managing members of Grace.
(12)	Highbridge Capital Management (“Highbridge”), trading advisor to the selling securityholder, exercises voting and investment control with respect to the registrable securities. Glenn Dubin and Henry Swieca are principals of Highbridge.
(13)	Zazove Associates LLC has voting and investment control over the securities held by this selling securityholder. Gene T. Pretti is the sole member of Zazove Associates LLC.
(14)	Andrew Preston, Chief Investment Officer, exercises voting and investment control on behalf of this selling securityholder.
(15)	KBC Financial Products USA Inc. (“KBC”) exercises voting and investment control over the registrable securities. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC.
(16)	D. Bruce Mahan, general partner, has voting and investment control over the securities held by this securityholder.
(17)	Onyx Capital Management, LLC (“Onyx”) is the investment advisor to Onyx Fund Holdings, LDC and consequently has voting control and investment discretion over securities held by Onyx Fund Holdings, LDC. Onyx disclaims beneficial ownership of the shares beneficially owned by Onyx Fund Holdings, LDC. Andrew Royce indirectly controls Onyx and has the power to direct the voting and disposition of the securities held by Onyx Fund Holdings, LDC. Mr. Royce also disclaims beneficial ownership of the shares held by Onyx Fund Holdings, LDC.
(18)	Silverton Management Company Limited (“SMC”), the securityholder’s managing member, has voting and investment control with respect to the registrable securities. Gregory R. Levinson is a managing member of SMC.
(19)	Reade Griffith, Paddy Dear, Alex Jackson, each a partner in the selling securityholder, exercises voting and dispositive power over the registrable securities.
(20)

Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC

Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(21)	Royal Bank of Canada (“RBC”) has voting and investment control with respect to the registrable securities.
(22)	SAM Advisors LLC, investment advisor to the selling securityholder, has voting and investment control over the securities held by this selling securityholder. Ronald Santella is the sole shareholder of The Hampshire Co., the sole member of SAM Advisors LLC.
(23)	Elliot Bossen, Chief Investment Officer, has voting and investment power with respect to the registrable securities.
(24)	Dawn General Partner Corp. (“Dawn”), the general partner of the selling securityholder, has voting and investment control with respect to the registrable securities. S. Donald Sussman is the sole shareholder of Dawn.
(25)	Waterstone Capital Management Inc. (“Waterstone”) has voting and investment power with respect to the registrable securities. Shawn Bergerson is the Chief Executive Officer of Waterstone.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of the notes or common shares listed in the table above. Moreover, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or common shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table above. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

We are registering the notes and common shares of beneficial interest covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of notes or the common shares by the selling securityholders.

We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and the underlying common shares beneficially owned by them and offered by this prospectus from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the notes and our common shares for whom they may act as agent.

The notes and the common shares may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or underlying common shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of our common shares;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions.

In connection with sales of the notes and the underlying common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common shares in the course of hedging their positions.

The selling securityholders may also sell the notes and the underlying common shares short and deliver notes and the underlying common shares to close out short positions, or loan or pledge notes and the underlying common shares to broker-dealers that in turn may sell the notes and the underlying common shares.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common shares by the selling securityholders. Selling securityholders may determine not to sell any, or all, of the notes and the underlying common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the notes or the underlying common shares by other means not described in this prospectus. In this regard, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, upon being notified by a selling securityholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of notes or underlying common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling securityholder and of the participating agent, underwriter or broker-dealer, specific notes or underlying common shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

The outstanding common shares of beneficial interest are listed for trading on the New York Stock Exchange under the symbol, “AFR.” We do not intend to list the notes for trading on the New York Stock Exchange or any other national securities exchange and can give no assurance that any trading market for the notes will develop.

In order to comply with the securities laws of some states, if applicable, the notes and underlying common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the underlying common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the underlying common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common shares by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common shares to engage in market-making activities with respect to the particular notes and underlying common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common shares.

We entered into registration rights agreements with the initial purchasers for the benefit of the holders of the notes to register their notes and underlying common shares under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provide that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common shares, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have agreed to pay substantially all expenses in connection with the registration and sale of the notes and underlying common shares, other than underwriting discounts, selling commissions and transfer taxes.

We have agreed under the registration rights agreements to use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until such time as there are no “registrable securities” outstanding. Under the registration rights agreements, a registrable security will not be deemed to be outstanding upon the occurrence of certain events, including when it is sold pursuant to this prospectus.

We may suspend the selling securityholders’ use of this prospectus and offers and sales of the notes and underlying common shares pursuant to this prospectus for a period not to exceed 30 days in any three-month period, and not to exceed an aggregate of 90 days in any 12-month period for reasons related to pending corporate developments, pending filings with the SEC and other events. If we do not maintain the effectiveness of the registration statement of which this prospectus is a part in accordance with the registration rights agreements, subject to the permitted suspension periods and other exceptions, we may be required to pay additional cash interest as liquidated damages as specified in the registration rights agreements. The registration rights agreements and liquidated damages provisions will not be applicable to notes or underlying common shares that an investor purchases pursuant to this prospectus.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of July 9, 2004, as supplemented by the First Supplemental Indenture dated as of October 1, 2004 and the Second Supplemental Indenture dated as of December 29, 2004, between American Financial Realty Trust, as issuer, and Deutsche Bank Trust Company Americas, as trustee. The following description is only a summary of the material provisions of the notes, the related indenture and the registration rights agreements. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption “Incorporation of Certain Documents By Reference.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we,” “us,” “our” and “AFR” include only American Financial Realty Trust and not its operating partnership and other subsidiaries.

General

We have issued notes in an aggregate principal amount of $450,000,000. The notes are our senior unsecured obligations and will mature on July 15, 2024, unless earlier redeemed at our option as described under “Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “Repurchase of Notes at the Option of the Holder,” or upon a change in control of AFR as described under “Right to Require Repurchase of Notes Upon a Change in Control” or converted at a holder’s option as described under “Conversion Rights.”

The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under “Conversion Rights—Conversion Upon Specified Corporate Transactions” and “Right to Require Repurchase of Notes Upon a Change in Control,” the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

We may, without the consent of the holders of notes, issue additional notes from time to time in the future with the same terms and the same CUSIP number as the notes offered hereby in any principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by the selling securityholders in this prospectus and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any action, the holders of notes offered by this prospectus and the holders of any such additional notes will vote or take that action as a single class.

Interest

The notes bear interest at a rate of 4.375% per annum. Interest is payable semiannually in arrears on January 15 and July 15 of each year, commencing on January 15, 2005. Interest on the notes accrues from July 9, 2004 or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding January 1 and July 1, whether or not this day is a business day. Interest (including liquidated damages, if any) payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including liquidated damages, if any) on, the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of any notes in certificated form by check mailed to the holders at their registered addresses. However, a holder of such notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Conversion Rights

Subject to the restrictions described in this “Description of the Notes,” a holder may convert any outstanding notes at an initial “Conversion Price” per share of $17.84 in accordance with the conversion mechanism set forth below. This represents an initial “Conversion Rate” of approximately 56.0538 common shares per $1,000 principal amount of the notes. The Conversion Price and resulting Conversion Rate are, however, subject to adjustment as described below under “Conversion Price Adjustments” and “—General.” As of January 1, 2005, the Conversion Price will be approximately $17.82 and the Conversion Rate will be approximately 56.1280 as a result of the declaration of a $0.26 per share quarterly dividend with a record date of December 31, 2004. Further adjustments shall be made from time to time upon the occurrence of certain events including, without limitation, payment of a quarterly dividend in excess of $0.25 per share. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

Holders may surrender notes for conversion prior to the maturity date in the following circumstances:

•	during any fiscal quarter (but only during such fiscal quarter) commencing after the date of original issuance of the notes, if the common share price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such five consecutive trading day period was less than 95% of the product of the common share price on such day multiplied by the Conversion Rate on such day; or

•	upon the occurrence of specified corporate transactions.

Subject to certain exceptions described below under “Conversion Upon Satisfaction of Trading Price Condition” and “Conversion Upon Specified Corporate Transactions,” once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash or a combination of cash and our common shares as described in “—Payment Upon Conversion” below.

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest (including liquidated damages, if any) on a converted note, or on account of dividends or distributions on our common shares issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (and liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including liquidated damages, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

The “common share price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common shares as reported in composite transactions on the principal United States securities exchange on which our common shares are traded or, if our common shares are not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.

A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include an initial purchaser; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. The trustee shall not be required to determine the trading price of the notes unless requested in writing by us.

If you elect to convert your notes in connection with a corporate transaction as described under “—Conversion Upon Specified Corporate Transactions” that occurs on or prior to July 15, 2009 that constitutes a change in control as defined under “—Right to Repurchase of Notes Upon a Change in Control (other than a change in control relating to the composition of our board of trustees) and 10% or more of the fair market value of the consideration for the common shares in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the Conversion Rate by an amount (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per common share in the corporate transaction. If holders of our common shares receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common shares on the five trading days prior to but not including the effective date of the corporate transaction.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under “—Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments.”

The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount of notes:

	Share Price
Effective Date	$14.05	$15	$16	$17	$18	$19	$20	$21	$22	$23	$24	$25	$26	$27	$28	$29	$30
July 24, 2004	15.1	12.2	9.7	7.8	6.2	4.9	3.9	3.1	2.5	2.0	1.5	1.2	0.9	0.7	0.5	0.4	0.2
July 15, 2005	15.1	12.7	10.1	8.0	6.3	5.0	3.9	3.1	2.4	1.9	1.4	1.1	0.8	0.6	0.4	0.3	0.1
July 15, 2006	15.1	13.1	10.3	8.1	6.3	4.8	3.8	2.9	2.2	1.6	1.2	0.9	0.6	0.4	0.2	0.1	0.0
July 15, 2007	15.1	13.2	10.2	7.8	5.9	4.5	3.3	2.4	1.7	1.2	0.8	0.5	0.3	0.1	0.0	0.0	0.0
July 15, 2008	15.1	12.6	9.3	6.9	5.0	3.4	2.4	1.6	1.0	0.5	0.2	0.0	0.0	0.0	0.0	0.0	0.0
July 15, 2009	13.2	9.7	6.4	4.0	2.4	1.2	0.3	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The share prices and additional share amounts set forth above are based upon a common share price of $14.05 at June 23, 2004 and an initial Conversion Price of $17.84. However, the Conversion Price is subject to adjustment as described under “-Conversion Price Adjustments.” As of January 1, 2005, the Conversion Price will be approximately $17.82 as a result of the declaration of a $0.26 per share quarterly dividend with a record date of December 31, 2004. The Conversion Price will be further adjusted from time to time upon the occurrence of certain events including, without limitation, payment of a quarterly dividend in excess of $0.25 per share.

The maximum amount of additional shares payable is 15.1 per $1,000 principal amount of notes. Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed approximately 71.1744 per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth under “—Conversion Price Adjustments.”

The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is equal to or in excess of $30.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the share price is less than $14.05 per share (subject to adjustment), no additional shares will be issued upon conversion.

You may surrender notes for conversion prior to the stated maturity only under the following circumstances:

Conversion Upon Satisfaction of Common Share Price Condition

A holder may surrender any of its notes for conversion during any fiscal quarter (but only during such fiscal quarter) commencing after the issuance of the notes, if the common share price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for conversion during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five consecutive trading day period was less than 95% of the product of the common share price on such day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the “trading price condition”); provided that, if on the date of any conversion pursuant to the trading price condition, the common share price on such date is greater than the Conversion Price on such date but less than 120% of the Conversion Price on such date, then our conversion obligation, with respect to the notes you have surrendered for conversion will be based on a number of our common shares with a value equal to the principal amount of your notes plus accrued but unpaid interest, if any, as of the conversion date (“principal value conversion”). Such common shares will be valued at the greater of the effective conversion price on the conversion date and the applicable share price as of the conversion date. The “effective conversion price” is, as of any date of determination, a dollar amount (initially $17.84 ) derived by dividing $1,000 by the conversion rate then in effect (assuming a conversion date eight trading days prior to the date of determination).

The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes on any date would be less than 95% of the product of the common share price on such date and the Conversion Rate then in effect. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the common share price and the Conversion Rate.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common shares rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, our common shares at less than the average common share price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute to all holders of our common shares cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 15% of the common share price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis solely into our common shares at the then applicable Conversion Price without conversion of such holder’s notes.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which our common shares would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to July 15, 2009 that constitutes a change in control as defined under “—Right to Repurchase of Notes Upon a Change in Control” (other than a change in control relating to the composition of our board of trustees) and 10% or more of the consideration for the common shares in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will decrease the Conversion Price by the additional shares as described above under “—General”.

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into our common shares. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on July 15, 2009, 2014 and 2019 or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described under “Repurchase of the Notes at the Option of the Holder” or “Right to Require Repurchase of Notes Upon a Change of Control.”

The “conversion date” will be the date on which the foregoing requirements have been satisfied.

Payment Upon Conversion

Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest upon conversion of a note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Upon conversion, we will become obligated to deliver to you cash or a combination of cash and common shares and any cash payment to account for fractional shares (the “conversion obligation”). Delivery of cash or a combination of cash and common shares and any cash payment to account for fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes, including accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited and will be deemed paid first out of any cash payment received on conversion (other than cash in lieu of a fractional share). The trustee will initially act as the conversion agent. Notwithstanding conversion of any notes, the holders of the notes and any common shares issuable upon conversion thereof may continue to be entitled to receive additional amounts in accordance with the registration rights agreements.

Upon conversion, we will satisfy our conversion obligation by delivering to you either cash or a combination of cash and our common shares, as follows:

1) Principal Settlement. We will deliver to you an amount in cash equal to the lesser of (a) the aggregate principal amount of notes to be converted or (b) the product of:

•	(i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the applicable Conversion Rate; and

•	the average of the last reported sale prices of our common shares over the five trading day period starting the third trading day following the conversion date of the notes (the “applicable share price”).

2) Additional Settlement. In addition to the amount delivered pursuant to clause (1) above, with respect to any excess of our conversion obligation over the aggregate principal amount of notes to be converted, we will deliver cash, in the manner provided for in the bullet points in clause (1) above, or a combination of cash and common shares. If we elect to satisfy a portion of such excess in cash (the “remainder cash amount”) and a portion in our common shares, then we will deliver to you such remainder cash amount, plus a number of shares equal to (a) the total excess to be satisfied minus such remainder cash amount divided by (b) the applicable share price, together with any cash payment for fractional shares determined using the applicable share price.

We will notify you, through the trustee, of the amount of the conversion obligation to be satisfied in cash at any time on or before the date that is two business days following receipt of your notice of conversion (the “settlement notice period”). You may retract your conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the “conversion retraction period”). If you have not retracted your conversion notice, then settlement of the conversion obligation will be made through the conversion agent no later than the third business day following the determination of the applicable share price.

Pursuant to the terms of the Second Supplemental Indenture, dated as of December 29, 2004, between American Financial Realty Trust and Deutsche Bank Trust Company Americas, as trustee, we may only satisfy a conversion obligation with cash or, in certain circumstances, with a combination of cash and common shares. We may no longer elect to satisfy a conversion obligation in its entirety with common shares. As a result of the Second Supplemental Indenture, certain portions of this prospectus relating to share settlement have been revised to reflect such changes.

Conversion Price Adjustments

We will adjust the Conversion Price if (without duplication):

(1) we issue our common shares to all holders of our common shares as a dividend or distribution on our common shares;

(2) we subdivide or combine our outstanding common shares;

(3) we issue to all holders of our common shares rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, our common shares at less than the average common share price for the ten trading days immediately preceding the date that such distribution was first publicly announced;

(4) we distribute to all holders of our common shares evidences of our indebtedness, shares of our capital stock (other than our common shares), other securities or other assets, or rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above;

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the Conversion Price will be adjusted based on the market value of the securities so distributed relative to the market value of our common shares, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are listed or quoted.

(5) we declare a cash dividend or cash distribution to all or substantially all of the holders of our common shares to the extent that the aggregate cash dividend per common share in any quarter exceeds $0.25 (the “dividend threshold amount”). If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the common shares issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into our common shares at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution;

“Pre-Dividend Sale Price” means the average common share price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. “Dividend Adjustment Amount” means the difference between the full amount of the dividend or distribution to the extent payable in cash applicable to one of our common shares and the dividend threshold amount.

(6) we, our operating partnership or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common shares to the extent that the cash and value of any other consideration included in the payment per common share has a fair market value that exceeds the common share price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7) someone other than AFR, our operating partnership or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common shares to more than 25% of our outstanding common shares, and (b) the cash and value of any other consideration included in the payment per common share has a fair market value that exceeds the common share price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our properties and assets.

If we reclassify our common shares or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which our common shares are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into our common shares will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes into our common shares at the then applicable Conversion Price immediately prior to the effective date of such transaction.

To the extent that any future rights plan adopted by us is in effect upon conversion of the notes into common shares, you will receive, in addition to the common shares, the rights under the rights plan and will not receive any adjustment of the Conversion Price upon the distribution of those rights, but if the rights have separated from the common shares at the time of conversion, the Conversion Price will be adjusted as if we distributed to all holders of our common shares, shares of our capital stock, evidences of indebtedness, property or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The Conversion Price will not be adjusted for the issuance of our common shares (or securities convertible into or exchangeable for our common shares), except as described above. For example, the Conversion Price will not be adjusted upon the issuance of our common shares:

•	under any present or future employee benefit plan or program of ours; or

•	pursuant to the exercise of any option, warrant or right to purchase our common shares, the exchange of any exchangeable security for our common shares or the conversion of any convertible security into our common shares, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

We will not issue fractional common shares to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the last reported sale price of our common shares on the trading day immediately prior to the conversion date.

If we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes and the Conversion Price is decreased, this decrease will generally be deemed to be the receipt of taxable income by United States Holders (as defined in “Material United States Federal Income Tax Considerations”) of the notes. See “Material United States Federal Income Tax Considerations.”

We may from time to time reduce the Conversion Price if our board of directors determines that this reduction would be in the best interests of AFR. Any such determination by our board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the Conversion Price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common shares resulting from any share distribution on our common shares.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness. The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. As of September 30, 2004, we had approximately $2,030.6 million of senior secured indebtedness, excluding unamortized debt premium, and no senior unsecured indebtedness other than the notes. The notes are structurally subordinated to all liabilities of our operating partnership and our subsidiaries. As of September 30, 2004, our operating partnership and our subsidiaries had approximately $53.0 million of trade payables and accrued liabilities (excluding guarantees of our indebtedness, intercompany indebtedness and dividends payable).

Optional Redemption of the Notes

Beginning on July 20, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of redemption. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the notes.

If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof. For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Material United States Federal Income Tax Considerations—Sale, Exchange or Retirement of the Notes.”

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on July 15, 2009, 2014 and 2019. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

We are required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Material United States Federal Income Tax Considerations—Sale, Exchange or Retirement of the Notes.”

The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, there can be no assurance that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See “Risk Factors—Risks Relating to an Investment in the Notes and our Common Shares.”

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Mandatory Redemption

Except as described in this prospectus under “Right to Require Repurchase of Notes Upon a Change in Control” and “Repurchase of Notes at the Option of the Holder,” we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

If a change in control (as defined below) occurs, each holder of notes may require that we repurchase the holder’s notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to but not including the date of repurchase.

“Change in control” means the occurrence of one or more of the following events:

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our properties and assets, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a “Group”);

•	the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

•	any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting shares of, or any successor to, all or substantially all of our assets; or

•	the first day on which a majority of the members of our board of trustees are not continuing trustees.

The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties and assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets to another person or Group may be uncertain.

“Continuing trustees” means, as of any date of determination, any member of our board of trustees who

•	was a member of such board of trustees on the date of the original issuance of the notes, or

•	was nominated for election or elected to such board of trustees with the approval of a majority of the continuing trustees who were members of such board at the time of such nomination or election.

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.

On or before the 30th day after the change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change offer in control, stating:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the notes; and

•	the procedures which a holder of notes must follow to exercise the repurchase right.

To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Shares—We may not have the funds necessary to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of the notes.”

Our obligation to make a repurchase in the event of a change in control will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

If a change in control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

The term “beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have “beneficial ownership” of all of our common shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of any of the notes, consolidate with or merge with or into any other person or sell, lease, exchange or otherwise transfer (in one transaction or a series of related transactions) all or substantially all our properties and assets to any other person, if:

•

we are the resulting or surviving entity, or the successor, transferee or lessee, if other than us, is a corporation, limited partnership, limited liability company or other business entity organized and validly existing under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

•	immediately after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

Under any consolidation, merger or any sale, lease, exchange or other transfer of our properties and assets as described in the preceding paragraph, the successor entity will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, AFR under the indenture. Thereafter, AFR will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

•	change the stated maturity of the principal of, or payment date of any installment of interest on, any note;

•	reduce the principal amount or redemption price of, or the rate of interest on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest or the rate of accrual thereof on any note;

•	change the currency in which the principal of any note or interest is payable;

•	impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

•	adversely affect the rights provided in the indenture to convert any note;

•	modify the provisions of the indenture relating to our requirement to repurchase notes;

•	upon a change in control after the occurrence thereof;

•	on July 15, 2009, 2014 and 2019;

•	reduce the percentage of principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

•	waive a default in the payment of any amount or common shares due in connection with any note; or

•	make changes to certain sections of the indenture relating to the waiver of past defaults, the holders’ right to convert and amendments to the indenture that require consent of each holder.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes in any material respect, provided that any change to the indenture to conform it to this prospectus shall be deemed not to adversely affect the rights of any holder of the notes;

•	to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes;

•	to make provisions with respect to the conversion right of the holders pursuant to the requirements of the indenture; or

•	to irrevocably specify our election for settling future conversion obligations (i.e., share settlement, cash settlement or combined settlement).

Events of Default

Each of the following is an event of default under the indenture:

(1) failure to pay interest (including liquidated damages, if any) on any note when it becomes due and payable and continuation of such default for a period of 30 days, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

(2) failure to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a change in control offer or the failure to repurchase notes at your option on July 15, 2009, 2014 or 2019), whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

(3) failure to provide notice of the occurrence of a change of control on a timely basis;

(4) default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 30 days after we have received written notice specifying the default (and demanding that such default be remedied) from the trustee or the beneficial holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Consolidation, Merger and Sale of Assets” covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us, our operating partnership or any of our subsidiaries, or the payment of which is guaranteed by us, our operating partnership or any of our subsidiaries, whether such indebtedness now exists or is created after the date of issuance of the notes, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness after any applicable grace period provided in such indebtedness on the date of such default (a “payment default”) or (b) results in the acceleration of such indebtedness prior to its express maturity and, in either such case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $10.0 million; provided, that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such event of default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) one or more judgments in an uninsured aggregate amount in excess of $10.0 million shall have been rendered against us, our operating partnership or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

(7) certain events of bankruptcy affecting us, our operating partnership or any of our significant subsidiaries.

If an event of default (other than an event of default specified in clause (7) above) shall occur and be continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us, and such notice shall specify the respective event of default and that it is a “notice of acceleration”. Upon delivery of such notice, the principal of and accrued but unpaid interest (including liquidated damages, if any) on all the notes shall become immediately due and payable.

If an event of default specified in clause (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued but unpaid interest (including liquidated damages, if any) on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to the notes, the holders of a majority in aggregate principal amount of the notes may rescind and cancel such declaration and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

•	if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers’ certificate and an opinion of counsel that such event of default has been cured or waived.

No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing event of default under the indenture, and its consequences, except an event of default in the payment of the principal of or interest on any notes, an event of default in respect of a provision that cannot be amended without the consent of each holder of notes affected, or an event of default which constitutes a failure to convert any note in accordance with the terms of the indenture.

The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

We are required to provide an officers’ certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we must provide to the trustee an annual certification as to the existence of defaults and events of default under the indenture.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or our common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Book-Entry System

The notes have been issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

The notes, represented by one or more global securities, are exchangeable for certificated securities in fully registered form with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

•	an event of default under the indenture has occurred and is continuing, and DTC notifies the trustee that it elects to cause the issuance of certificated notes.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Concerning the Trustee

Deutsche Bank Trust Company Americas is serving as trustee under the indenture.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of AFR, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default under the indenture occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SHARES

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, par value $0.001 per share, respectively. As of September 30, 2004, 110,904,771 common shares were issued and outstanding, no preferred shares were issued and outstanding, and 3,729,339 common shares were issuable upon conversion of units of our operating partnership. As of September 30, 2004, there were approximately 132 record holders of our common shares. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of a shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of our common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of our outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust and bylaws provide for approval by a majority of all the votes entitled to be cast on the matter at a meeting of our related shareholders at which a quorum is present in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a majority vote to ensure that we continue to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. Our ability to pay dividends is not restricted by the terms of any of our credit facilities. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, referred to as the Aggregate Share Ownership Limit, in value of our outstanding shares of beneficial interest. In addition, the declaration of trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit.

Our board of trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, referred to as an Excepted Holder. However, the board of trustees may not grant such an exemption to any person if such exemption would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our board of trustees that such holder will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of our shares causing such violation to the Trust (as defined below). Our board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above transfer or ownership limitations, referred to as a Prohibited Owner, then that number of our shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust, referred to as the Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to our shares of beneficial interest held in the Trust. The trustee of the Trust, referred to as the Trustee, shall have all voting rights and rights to dividends or other distributions with respect to our shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that our shares of beneficial interest have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to our shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Trust, the Trustee shall have the authority, at the Trustee’s sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that our shares of beneficial interest have been transferred to the Trust, the Trustee shall sell the shares of beneficial interest held in the Trust to a person, designated by the

Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that our shares of beneficial interest have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, our shares of beneficial interest held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

Business Combinations. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Article II, Section 16 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material United States federal income tax consequences of ownership and disposition of the notes to United States Holders (as defined below) who hold the notes as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks and certain financial institutions;

•	tax-exempt organizations;

•	traders in securities that elect to mark to market;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a straddle, hedge, conversion or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986 (the “Code”), as amended, its legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein, perhaps with retroactive effect. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

For a discussion of the tax considerations associated with our election to be treated as a “real estate investment trust,” or “REIT,” for United States federal income tax purposes and the United States federal income tax consequences of the ownership and disposition of our common shares into which the notes may be converted, see the discussion under the caption “Federal Income Tax Considerations” in the Registration Statement on Form S-3 (No. 333-118918) of American Financial Realty Trust dated and filed with the Securities and Exchange Commission on September 10, 2004. Subsequent to the filing of this Registration Statement, the President signed into law the American Jobs Creation Act of 2004 (the “Jobs Act”), which amended certain rules relating to REITs. For a discussion of these amendments, see the discussion under the caption “—Amendments to the REIT Rules under the Jobs Act” at the end of this summary.

As used herein, the term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Original Issue Discount

The notes were issued at an original issue discount for United States federal income tax purposes, that is, the stated principal amount of the notes exceeded the issue price of the notes by more than a de minimis amount. For United States federal income tax purposes, the notes issued on October 1, 2004 are considered to have the same issue price and issue date as the notes issued on July 9, 2004.

A United States Holder of notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for federal income tax purposes and will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices.

Holders of the notes have an unconditional option to require us to repurchase the notes on July 15, 2009, 2014, and 2019. A holder’s option to require us to repurchase will be deemed exercised for purposes of calculating original issue discount if, by utilizing the date on which the note may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the note as the stated redemption price at maturity, the yield on the note would be higher than its yield to maturity. If a holder’s option is presumed to be exercised but is not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the adjusted issue price of the notes on that date. The adjusted issue price of an original issue discount note is defined as the sum of the issue price of the note and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest. These rules will have the effect of requiring a United States Holder to accrue original issue discount arising on a note over the period from the issue date to July 15, 2009.

Market Discount

A United States Holder may be subject to the market discount provisions of the Code. For this purpose, the market discount on a note acquired by a United States Holder generally will equal the amount, if any, by which the revised issue price of the note exceeds the holder’s adjusted tax basis in the note immediately after its acquisition. The revised issue price of a note generally equals its issue price plus the amount of any original issue discount that has accrued on the note. If a United States Holder acquires a note at a market discount, subject to a limited de minimis exception, these provisions generally require the holder to treat as ordinary income any gain the holder recognizes on the sale, exchange, retirement or other taxable disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the holder elects to include accrued market discount in income over the life of the note. If a United States Holder holds a note with market discount and receives a combination of common shares and cash upon conversion of the note, any accrued market discount that the holder has not previously included in income or recognized in the exchange will carry over to the new common stock.

The election to include market discount in income over the life of the note, once made, applies to all market discount obligations a holder acquires on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). For these purposes, the maturity date of the note will be as described under “—Original Issue Discount” above. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the holder’s election, under a constant yield method. If the holder makes a constant yield election, it will apply only to the note with respect to which it is made, and it may not be revoked. If a United States Holder acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness the holder incurred or maintained to purchase or carry the note until maturity or until the holder disposes of the note in a taxable transaction.

Bond Premium and Acquisition Premium

A note is purchased with “bond premium” if its adjusted basis, immediately after its purchase, exceeds the amounts payable (other than qualified stated interest) on the note. A United States Holder who purchases a note at a bond premium generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortizable bond premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature.

For purposes of the amortizable bond premium rules, the notes will be deemed to mature on July 15, 2009. If the note is not redeemed on such date, solely for purposes of the amortizable bond premium rules, the note will be considered retired and reacquired by a United States Holder for an amount equal to such holder’s adjusted tax basis in the note.

Amortized bond premium is treated as an offset to interest income on a note and not as a separate deduction. A holder’s election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States Holder who elects to amortize bond premium must reduce its basis in the note by the amount of the premium amortized in any year.

A note is purchased with “acquisition premium” if its adjusted basis, immediately after its purchase, is less than or equal to the amounts payable (other than qualified stated interest) on the note but is greater than the amount of the note’s adjusted issue price. A United States Holder who purchases a note with acquisition premium generally must reduce the holder’s original issue discount on the note by an amount equal to the original issue discount multiplied by a constant fraction calculated so as to cause the full amount of the acquisition premium to be amortized over the life of the note. For these purposes, the maturity date of the note will be determined as described under “—Original Issue Discount” above.

Liquidated Damages and Conversion Price Adjustment on Change in Control

We may be required to pay liquidated damages if we fail to comply with certain obligations under the registration rights agreements as described above. Additionally, we may be required to adjust the Conversion Price in connection with a change in control. See “Description of the Notes—Conversion Rights.”

We believe (and this discussion assumes) that, as of the date of issuance of the notes, the likelihood of the payment of liquidated damages or any adjustment to the Conversion Price in connection with a change in control was a “remote” contingency within the meaning of the regulations that apply to debt instruments providing for one or more contingent payments. Our determination in this regard is binding on a United States Holder unless such holder discloses a contrary position to the IRS. This position, however, is not binding on the IRS. If the IRS took a contrary position from that described above, then a United States Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield generally will be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain recognized on the conversion of a note) may be recharacterized as ordinary income. United States Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments.

If we become obligated to pay liquidated damages, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described under “—Original Issue Discount” above. In the event that a Conversion Price adjustment is made in connection with a change in control, the additional consideration resulting from such adjustment would be included in the amount realized by the holder on conversion of the notes. See “—Conversion of the Notes for Cash,” and “—Conversion of the Notes for Common Shares and Cash.”

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note (other than a conversion of the note), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as qualified stated interest as described under “—Original Issue Discount” above. Gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15 percent for taxable years that begin prior to 2009, and short-term capital gains of such taxpayers are taxable at ordinary income rates. The deductibility of capital losses may be subject to limitations.

Conversion of the Notes for Cash

If a United States Holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “—Sale, Exchange or Retirement of the Notes” above.

Conversion of the Notes for Common Shares and Cash

If a United States Holder converts a note and we deliver a combination of our common shares and cash (and such cash is not delivered merely in lieu of a fractional share) we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain. We also intend to take the position that any accrued but unpaid interest is deemed to be paid first out of the cash payment received on conversion and will be taxed as described under “—Original Issue Discount” above.

A United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common shares and cash received (other than amounts attributable to accrued interest and cash received in lieu of a fractional share) over such holder’s adjusted tax basis in the note (excluding the portion of tax basis that is allocable to a fractional share), but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

A United States Holder’s tax basis in our common shares received upon a conversion of a note (including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share) and the amount of accrued interest paid from our common shares. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will generally equal the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in such fractional share. A holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common shares between the common shares received upon conversion and the fractional share, in accordance with their respective fair market values.

A United States Holder’s holding period for our common shares received upon conversion will include the period during which such holder held the notes.

If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “—Sale, Exchange or Retirement of the Notes.” In such case, the holder’s basis would be allocated pro rata between the common shares received and the portion of the note that is treated as sold for cash.

United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common shares for notes upon conversion and the ownership of our common shares.

Constructive Dividends

The Conversion Price of the notes is subject to adjustment under certain circumstances as described under “Description of the Notes—Conversion Rights.” Certain adjustments to (or the failure to make such adjustments to) the Conversion Price of the notes that increase a United States Holder’s proportionate interest in our assets or earnings may result in a taxable constructive distribution to such holder, regardless of whether the holder ever converts the notes into our common shares. For example, a decrease in the Conversion Price as a result of the payment of a cash dividend or cash distribution to our shareholders will result in a constructive distribution to a United States Holder. This constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Code governing corporate distributions.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Amendments to the REIT Rules under the Jobs Act

The Jobs Act amended, among other things, the following federal income tax rules pertaining to REITs.

(1)    In general, to qualify as a REIT, not more than 5% of the value of our assets may consist of the securities of any one issuer, and we may not own more than 10% by vote or value of any one issuer’s securities (other than, in each instance, securities of a “taxable REIT subsidiary” or certain other excluded securities, including government securities). If we failed to meet these tests at the end of any quarter and such failure was not cured within 30 days thereafter, we would fail to qualify as a REIT. Pursuant to the Jobs Act, however, effective for our taxable year beginning January 1, 2005, if we failed to meet these tests at the end of any quarter and did not cure such failure within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets within six months of the identification of the failure, provided the failure were due to assets the value of which did not exceed the lesser of 1% of the value of our assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that were larger than this amount, we still could avoid disqualification by taking steps including (x) disposing of sufficient assets to meet the asset tests, (y) preparing a schedule for the quarter describing the non-qualifying assets and filing it in accordance with regulations, and (z) paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

(2)    For purposes of the 10% value limitation described above, the Jobs Act expands the straight debt safe harbor under which certain types of securities are disregarded as securities.

(3)    To maintain our qualification as a REIT, we must satisfy annually the following two gross income tests: (1) at least 75% of our gross income must consist, generally, of income derived from investments relating to real property or mortgages on real property or “qualified temporary investment income,” and (2) at least 95% of our gross income must consist, generally, of income that is qualifying income for purposes of the 75% gross income test or other types of interest and dividends, gain from the disposition of securities and certain other qualifying income. Effective for our taxable year beginning January 1, 2005, the Jobs Act changes the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests, as well as the requirements for availability of the applicable relief provisions for failure to meet such tests.

(4)    Effective for our taxable year beginning January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification (with a few exceptions), we can avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

The foregoing is a non-exhaustive list of changes made to the REIT rules by the Jobs Act. You should consult your tax advisor concerning the changes made by the Jobs Act to the United States federal income tax laws governing REITS, as well as the United States federal, state, local and foreign tax consequences of the ownership and disposition of our common shares into which the notes may be converted.

EXPERTS

The consolidated balance sheets of American Financial Realty Trust as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2003 and the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows of American Financial Real Estate Group (Predecessor) for the period from January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001, and related financial statement schedules have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The report of KPMG LLP also indicates that effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The combined statement of revenue and certain expenses of the Wachovia Specifically Tailored Transaction—As Revised for the year ended December 31, 2003, has been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated October 12, 2004 states that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Wachovia Specifically Tailored Transaction—As Revised.

The statement of revenues and certain expenses of 101 Independence Center for the year ended December 31, 2003, has been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated September 10, 2004 states that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenues and expenses of 101 Independence Center.

The statement of revenue and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003, has been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated March 8, 2004 states that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Bank of America Plaza.

The combined statement of revenues and certain expenses of the 2004 Bank of America Specifically Tailored Transaction for the year ended December 31, 2003 and the combined statement of revenues and certain expenses of the 2004 Fleet Specifically Tailored Transaction for the year ended December 31, 2003, incorporated in this prospectus by reference to the Current Report on Form 8-K of American Financial Realty Trust dated November 3, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP (which contain explanatory paragraphs stating that the combined statement of revenues and certain expenses were prepared for the purpose of complying with the requirements of the rules and regulations of the Securities and Exchange Commission and are not intended to be complete presentations of the revenues and expenses of the 2004 Bank of America Specifically Tailored Transaction and 2004 Fleet Specifically Tailored Transaction, respectively), independent accountants, given on the authority of said firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002, incorporated in this prospectus by reference to the Registration Statement on Form S-11 (File No. 333-104000) Amendment No. 2, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph stating that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the requirements of the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the Bank of America Specifically Tailored Transaction), independent accountants, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities being offered by means of this prospectus have been passed upon for us by Saul Ewing LLP, Baltimore, Maryland. The summary of legal matters contained in the section of the prospectus under the heading “Material United States Federal Income Tax Considerations” is based on the opinion of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

We will incur and pay the following expected expenses in connection with the securities being registered hereby. All amounts, other than the SEC registration fee, are estimated. We expect to incur additional fees in connection with the issuance and distribution of the securities registered hereby but the amount of such expenses cannot be estimated at this time as they will depend upon the nature of the securities offered, the form and timing of such offerings and other related matters:

Securities and Exchange Commission Fee	$57,015
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	10,000
Trustee and Transfer Agent Fees and Expenses	10,000
Miscellaneous	5,000

Total	$122,015

None of the expenses listed above will be borne by the selling security holders.

Item 15.	Indemnification of Trustees and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Jenkintown, Commonwealth of Pennsylvania, on December 30, 2004.

AMERICAN FINANCIAL REALTY TRUST

By:	/S/ NICHOLAS S. SCHORSCH
Nicholas S. Schorsch President, Chief Operating Officer and Vice Chairman of the Board of Trustees

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/S/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch	Vice Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/S/ JAMES T. RATNER James T. Ratner	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 30, 2004

/S/ BRIAN S. BLOCK Brian S. Block	Vice President—Finance and Corporate Controller (Principal Accounting Officer)	December 30, 2004

* Lewis S. Ranieri	Chairman of the Board of Trustees	December 30, 2004

/S/ GLENN BLUMENTHAL Glenn Blumenthal	Senior Vice President—Asset Management, Chief Operating Officer and Trustee	December 30, 2004

* John M. Eggemeyer III	Trustee	December 30, 2004

* Raymond Garea	Trustee	December 30, 2004

* Michael J. Hagan	Trustee	December 30, 2004

* John P. Hollihan III	Trustee	December 30, 2004

Name	Title	Date

* William M. Kahane	Trustee	December 30, 2004

* Richard A. Kraemer	Trustee	December 30, 2004

*By:	/s/ NICHOLAS S. SCHORSCH
Nicholas S. Schorsch, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

4.1	Indenture, dated as of July 9, 2004, between American Financial Realty Trust and Deutsche Bank Trust Company Americas, as trustee (1)

4.2	First Supplemental Indenture, dated as of October 1, 2004, between American Financial Realty Trust and Deutsche Bank Trust Company Americas, as trustee (1)

4.3	Second Supplemental Indenture, dated as of December 29, 2004, between American Financial Realty Trust and Deutsche Bank Trust Company Americas, as trustee (2)

4.4	Form of 4.375% Convertible Senior Notes (included in Exhibit 4.2) (1)

4.5	Registration Rights Agreement, dated as of July 9, 2004, among American Financial Realty Trust, Deutsche Bank Securities, Inc., and Banc of America Securities LLC (1)

4.6	Registration Rights Agreement, dated as of October 1, 2004, between American Financial Realty Trust and Deutsche Bank Securities, Inc. (1)

5.1	Opinion of Saul Ewing LLP regarding the legality of the securities being registered (2)

8.1	Opinion of Morgan, Lewis & Bockius LLP regarding tax matters (2)

12.1	Statement supporting computation of ratio of earnings to combined fixed charges and preferred share dividends (2)

23.1	Consent of KPMG LLP (2)

23.2	Consent of PricewaterhouseCoopers LLP (2)

23.3	Consent of Saul Ewing LLP (included in Exhibit 5.1) (2)

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1) (2)

24.1	Power of Attorney (included on the signature page of this registration statement) (1)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939 (2)

(1)	Previously filed.
(2)	Filed herewith.